EXHIBIT 10.3

EXECUTION VERSION

$30,000,000

CREDIT AND GUARANTY AGREEMENT

dated as of March 14, 2012,

among

IVANHOE ENERGY INC.,

as Borrower,

and

THE SUBSIDIARY GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

UBS SECURITIES LLC,

as Arranger, Bookmanager, Documentation Agent and Syndication Agent,

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent

and

UBS AG CANADA BRANCH

as Collateral Agent,

-ii-

-iii-

-iv-

-v-

ANNEXES

Annex I	Applicable Margin

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Intentionally Omitted]
Exhibit H	Form of Talisman Subordination Agreement
Exhibit I	Form of Lender Addendum
Exhibit J	Form of Debenture
Exhibit K	Form of Term Note

-vi-

Exhibit L	[Intentionally Omitted]
Exhibit M	Form of Solvency Certificate

-vii-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of March 14, 2012, among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon and having its head office in Vancouver, in the Province of British Columbia, Canada (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (the “Administrative Agent”) for the Lenders and UBS AG CANADA BRANCH as collateral agent (the “Collateral Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $30,000,000.

WHEREAS, the proceeds of the Term Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01                 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, is used when such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Term Loans.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent either (i) the obligation to make such payment is required to be reflected on the face of the balance sheet of Borrower or any of its Restricted Subsidiaries or (ii) a reserve is required to be established in respect thereof by Borrower or any of its Restricted Subsidiaries, in each case under GAAP at the time of such sale.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.06, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Money Laundering Laws” shall mean any Requirements of Law related to money laundering, including 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), and its implementing regulations (collectively, the “Bank Secrecy Act”).  This definition also includes the following Canadian requirements:  Part II.1 of the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (“PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations.

“Anti-Terrorism Laws” shall mean any Requirements of Law related to terrorism financing and economic sanctions, including the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.  This definition also includes the following Canadian requirements:  Part II.1 of the Criminal Code, the PCTFA, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations.

“Applicable Margin” shall mean, for any day, with respect to any Term Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Barbados Charge over Shares” shall mean that Deed of Charge over Shares among the Borrower, Sunwing Holding Corporation and the Collateral Agent in form and substance satisfactory to the Administrative Agent.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Bermuda Charge over Shares” shall mean that Share Charge Agreement among Sunwing Holding Corporation and the Collateral Agent, in form and substance satisfactory to the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or directors of such person or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner or managing partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Term Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City or Calgary, Alberta are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“BVI Equitable Mortgage” shall mean the Equitable Mortgage among Sunwing Energy Ltd. and the Collateral Agent, and acknowledged by Sunwing Zitong, in form and substance satisfactory to the Administrative Agent.

“Canadian Pension Plan” shall mean any “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada).

“Canadian Pension Plan Event” shall mean any of the following events:

(a)           the failure of any Loan Party or any of their Affiliates to make any required contributions in respect of any Canadian Pension Plan;

(b)           the failure of any Loan Party or any of their Affiliates to administer any Canadian Pension Plan in accordance with its terms and all applicable laws;

(c)           the occurrence of an act or omission in respect of any Canadian Pension Plan which could give rise to the imposition on any Loan Party or any of their Affiliates of fines, penalties or related charges under applicable laws;

(d)           the assertion of a material claim against any Loan Party or any of their Affiliates in respect of a Canadian Pension Plan;

(e)           the imposition of a lien in respect of any Canadian Pension Plan; or

(f)           any event or condition which could reasonably constitute grounds for the termination, in whole or in part, of any Canadian Pension Plan or the appointment by any applicable pension regulator of an administrator of any Canadian Pension Plan.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, Canada, or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, Canada, any state or province thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property included in the Collateral.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirements of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

A “Change in Control” shall be deemed to have occurred if:

(a)           At any time a change of control occurs under any Material Indebtedness;

(b)           Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower representing more than 25% of the voting power of the total outstanding Voting Stock of Borrower; or

(c)           During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,  the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Term Loans made on the Closing Date or Incremental Term Loans the terms of which are not identical to the Term Loans made on the Closing Date and, when used in reference to any Term Loan Commitment, refers to whether such Term Loan Commitment is an original Term Loan Commitment or Incremental Term Loan Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.17, of which such Term Loan, Borrowing or Term Loan Commitment shall be a part.

“Closing Date” shall mean the date of the making of initial Term Loans hereunder.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the (i) Debenture Collateral, (ii) the Share Pledge Collateral and (iii) all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property included in the Collateral.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debenture” shall mean an that certain fixed charge debenture dated the date hereof among Borrower and Agent, which shall be substantially in the form of Exhibit J or other form reasonably satisfactory to the Collateral Agent.

“Debenture Collateral” shall mean all property pledged or granted as collateral pursuant to the Debenture, including the Oil Sands Leases.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.05(c).

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that (a) has failed to fund any portion of its Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Term Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Term Loan Commitment outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(h), (i), (r) or (s) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such

Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Eligible Assignee” shall mean any person to whom Term Loans and Term Loan Commitments are permitted to be assigned pursuant to Section 10.04(b)(i); provided that “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), is a "designated national" pursuant to OFAC's Cuban Assets Control Regulations (31 C.F.R. 515.305), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirements of Law.

“Engagement Letter” shall mean the confidential Engagement Letter, dated February 16, 2012, between Ivanhoe Energy Inc. and UBS Securities LLC.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests or units (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Term Loans.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.09(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, taxes imposed on or measured by its overall net income or profits and franchise taxes imposed on it (in lieu of net income taxes), however denominated, by a jurisdiction as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the letter dated the date hereof among the Borrower and UBS Securities LLC.

“Final Maturity Date” shall mean the latest of the Term Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Lender” shall mean, with respect to any Indemnified Tax imposed by a non-U.S. jurisdiction, a Lender that is treated as a foreign by such jurisdiction for purposes of such Tax.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party with respect to employees employed outside the United States, including, without limitation, any Canadian Pension Plan.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Guarantor” shall have the meaning assigned to such term in Section 7.10.

“GAAP” shall mean generally accepted accounting principles (including International Financial Reporting Standards) in Canada from time to time applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

“Governmental Real Property Disclosure Requirements” shall mean any Requirements of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Guarantor Obligations” shall have the meaning assigned to such term in Section 7.08(a).

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs;

asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“ICFL Loan Agreement” shall mean that certain Loan Agreement dated December 30, 2011 between the Borrower and Ivanhoe Capital Finance Ltd.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.17(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.17(a).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.17(c)(iv).  Each Incremental Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.17(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.17(c).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by the Borrower with respect to the Collateral pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Collateral and applicable to the Collateral or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Term Borrowing in accordance with Section 2.07(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan or any Eurodollar Term Loan, the last Business Day of each calendar month to occur during any period in which such Term Loan is outstanding, (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Term Loan with an Interest Period of more than one months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of one month’s duration after the first day of such Interest Period and (c) with respect to any Term Loan, the Term Loan Maturity Date or an Incremental Term Loan Maturity Date, as the case may be.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(e).

“Investment” by any person shall mean that person shall, directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any other person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase or acquire (in one transaction or a series of transactions) any assets.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

 “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum or Increase Joinder and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean (see “Adjusted LIBOR Rate”) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the Uniform Commercial Code in effect in any applicable jurisdiction, the PPSA or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Notes (if any) and the Security Documents.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Loans” shall mean Term Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to Eurodollar Term Loans; provided that, other than with respect to the rate of interest and Applicable Margin applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Term Loans.

“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to, in the reasonable discretion of the Administrative Agent, either (i) the Alternate Base Rate for such day or (ii) the rate for such day reasonably determined by the Administrative Agent to be the cost of funds of representative participating members in the interbank eurodollar market selected by the Administrative Agent (which may include Lenders) for maintaining loans similar to the relevant Market Disruption Loans.  Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate.  Notwithstanding the foregoing, if the “Market Disruption Rate” as determined in accordance with the immediately preceding sentences is less than the percentage specified in the proviso of the definition of “Adjusted LIBOR Rate,” then for all purposes of this Agreement and the other Loan Documents, the “Market Disruption Rate” shall be deemed equal to such percentage for such Interest Period.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, or material agreements of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document or to consummate the Transactions; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean any Indebtedness (other than the Term Loans) or Hedging Obligations of Borrower or any of its Restricted Subsidiaries in an aggregate outstanding principal amount exceeding $5.0 million.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Available Net Assets” shall have the meaning assigned to such term in Section 7.10.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MNPI” shall have the meaning assigned to such term in Section 10.01(d).

“Net Cash Proceeds” shall mean with respect to any Collateral Asset Sale, the cash proceeds received by Borrower (including cash proceeds subsequently received (as and when received by Borrower) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Collateral Asset Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Collateral Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Collateral Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Collateral Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Collateral Asset Sale (so long as such Lien was permitted to encumber such properties under the

Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties).

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Subsidiary Guarantor.

“Notes” shall mean any notes evidencing the Term Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning set forth in the definition of “Embargoed Person.”

“Officers’ Certificate” shall mean a certificate executed by any two senior officers of the Borrower, each in his or her official (and not individual) capacity.

“Oil Sands Leases” shall mean those leases described in Schedule 1.01(a) hereto, as such leases may be amended, modified, supplemented, restated or replaced from time to time, together with all other instruments that may be issued pursuant thereto or in connection therewith from time to time.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate and articles of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording, filing, property, excise or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, or from receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PCTFA” shall have the meaning set forth in the definition of “Anti-Money Laundering Laws”.

“Permitted Acquisition” shall mean any Acquisition; provided that each of the following conditions shall be met:

(i)            no Default then exists or would result therefrom;

(ii)           no Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Loan Party hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iii)          the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Restricted Subsidiaries are permitted to be engaged in under Section 6.09;

(iv)          the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(v)           all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law; and

(vi)          at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition, and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PPSA” shall mean the Personal Property Security Act (Alberta) and any other similar personal property legislation in any other Province in Canada.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means including, without limitation, the Oil Sands Leases, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Class Lenders” shall mean, with respect to Term Loans of any Class, Lenders having more than 50% of all Term Loans of such Class outstanding.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Term Loans outstanding and unused Term Loan Commitments; provided that the Term Loans and unused Term Loan Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean all actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restructured Debt Securities” shall have the meaning assigned to such term in Section 7.04.

“Restricted Subsidiaries” shall mean, without duplication (a) Sunwing Holding Corporation, a Barbados limited liability company, (b) Sunwing Energy Ltd., a Bermuda limited liability company, (c) Sunwing Zitong and its Subsidiaries, and (d) any other Subsidiary that becomes a direct or indirect parent company or Subsidiary of Sunwing Zitong after the Closing Date.

“Sale and Leaseback Transaction”  shall mean any arrangement, directly or indirectly, with any person whereby any person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean (i) the Debenture, (ii) the Share Pledges and (iii) all financing statements or instruments of perfection required by this Agreement, the Debenture, the Share Pledges, or any other such security document to be executed, delivered and/or filed with respect to the security interests in property and fixtures created pursuant to the Debenture or the Share Pledges.

“Senior Indebtedness” shall have the meaning assigned to such term in Section 7.04.

“Senior Subordinated Note Agreement” shall mean that certain debenture indenture dated as of the 9th day of June, 2011 among Borrower and BNY Trust Company of Canada providing for the issue of debentures, as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes, the Senior Subordinated Note Agreement and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Agreement.

“Senior Subordinated Notes” shall mean Borrower’s 5.75% Senior Subordinated Notes due June 30, 2016 issued pursuant to the Senior Subordinated Note Agreement and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Share Pledges” shall mean (i) the Barbados Charge over Shares; (ii) the Bermuda Charge over Shares and (iii) the BVI Equitable Mortgage.

“Share Pledge Collateral” shall mean (i) the Barbados Collateral, as such term is defined in the Barbados Charge over Shares, (ii) the Charged Property, as such term is defined in the Bermuda Charge over Shares and (iii) the BVI Collateral, as such term is defined in the BVI Equitable Mortgage.

“Shell Asset Sale” shall mean the assignment by Sunwing Zitong to Shell China of 100% of Sunwing Zitong’s participating interest in and under the Production Sharing Contract for the Zitong block in China’s Sichuan Base, dated September 19, 2002, as supplemented and amended by a supplementary agreement dated December 30, 2011, pursuant to the Shell Memorandum of Understanding.

“Shell China” shall have the meaning assigned to such term in the definition of “Shell Memorandum of Understanding”.

“Shell Memorandum of Understanding” shall mean that certain agreement dated January 11, 2012 among Sunwing Zitong, Shell China Exploration and Production Company Limited, a Subsidiary of Royal Dutch Shell (“Shell China”), pursuant to which Sunwing Zitong and Shell China agreed to enter into the Shell Asset Sale.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Subsidiary Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Subsidiary Guarantor, as applicable, including the Senior Subordinated Notes and the Talisman Debt.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary party to this Agreement whose name is listed under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto or who becomes a party to this Agreement pursuant to Section 5.09.

“Sunwing Zitong” shall mean Sunwing Zitong Energy Ltd., a British Virgin Island limited liability company.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Talisman Asset Transfer Agreement” shall mean that certain Asset Transfer Agreement dated as of July 11, 2008 between Talisman Energy Canada and Borrower.

“Talisman Debenture” shall mean that certain Fixed and Floating Charge Debenture dated as of July 11, 2008 among Borrower and Talisman Energy Canada, and its successors and permitted assigns.

“Talisman Debt” shall mean obligations of Borrower owing pursuant to the Talisman Asset Transfer Agreement and Talisman Debenture.

“Talisman Subordination Agreement” shall mean that subordination agreement substantially in the form of Exhibit H among Borrower, Talisman Energy Canada and the Agents.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender and the Incremental Term Loan Commitment of such Lender as provided in Section 2.17.  The initial aggregate amount of the Lenders’ Term Loan Commitment collectively is $30,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean the date which is twelve months after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a)(i) and the Incremental Term Loans.  Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Transactions” shall mean (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder, (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing, (c) the consummation of the Shell Asset Sale after the date hereof and (d) the transfer (by way of dividend, the creation or repayment of indebtedness or otherwise) of the Net Cash Proceeds of the Shell Asset Sale to the Borrower.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“United States” shall mean the United States of America.

“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti- Money Laundering Laws.”

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or Equity Interests that are required to be held by another person in order to satisfy a foreign Requirement of Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

SECTION 1.02                 Classification of Term Loans and Borrowings.

For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., a “Incremental Term Loan”) or by Type (e.g., a “Eurodollar Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03                 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Collateral or any property adjacent to the Collateral, means “on, in, under, above or about.”

SECTION 1.04                 Accounting Terms; GAAP.

(a)           Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

(b)           Notwithstanding any other provision contained herein, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to in, and determinations of compliance with the provisions of, Section 6.09 (including all relevant definitions used therein or for such purposes) hereof shall be made without giving effect to any election under FASB Accounting Standards Codification 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect) for all purposes, including to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”   or to include any gain or loss attributable thereto in the calculation of net income (or loss) of any Loan Party or any Subsidiary of any Loan Party.

SECTION 1.05                 Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01                 Term Loan Commitments.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a)           to make a Term Loan to Borrower on the Closing Date in the principal amount not to exceed its Term Loan Commitment.

(b)           Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02                 Term Loans.

(a)           Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments; provided that the failure of any Lender to make its Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).

(b)           Subject to Sections 2.10 and 2.11, each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Term Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)           Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e)           Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date or Incremental Term Loan Maturity Date, as applicable.

SECTION 2.03                 Borrowing Procedure.

To request Term Loans, Borrower shall deliver, by hand delivery, e-mail through a “pdf” copy (if arrangements for doing so have been approved by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of Eurodollar Term Loans, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of ABR Term Loans, not later than 11:00 a.m., New York City time, on the date of the proposed borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)           whether the requested borrowing is to be a borrowing Term Loans or Incremental Term Loans;

(b)           the aggregate amount of such borrowing;

(c)           the date of such borrowing, which shall be a Business Day;

(d)           whether such borrowing is to be for ABR Term Loans or Eurodollar Term Loans; provided that all borrowings on the Closing Date shall be for ABR Term Loans;

(e)           in the case of Eurodollar Term Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)           the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g)           that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Term Loans is specified, then the requested borrowing shall be for ABR Term Loans.  If no Interest Period is specified with respect to any requested

Eurodollar Term Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.04                 Evidence of Debt; Repayment of Term Loans.

(a)           Promise to Repay.  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.08.

(b)           Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain records including (i) the amount of each Term Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Term Loans in accordance with their terms.  In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error, subject in each case to Section 10.04(c).

(c)           Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Term Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K, as the case may be.  Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05                 Interest on Term Loans.

(a)           ABR Term Loans.  Subject to the provisions of Section 2.05(c), the Term Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)           Eurodollar Term Loans.  Subject to the provisions of Section 2.05(c), the Term Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)           Default Rate.  Notwithstanding the foregoing, if there is an Event of Default or if any principal of or interest on any Term Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.05 or (ii) in the case of any other outstanding amount, 2% plus the rate applicable to ABR Term Loans as provided in Section 2.05(a) (in either case, the “Default Rate”).

(d)            Interest Payment Dates.  Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided that (i) interest accrued pursuant to Section 2.05(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e)           Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(f)           To the extent permitted by law, any provision of the Judgment Interest Act (Alberta) which restricts the rate of interest on any judgment debt shall be inapplicable to this Agreement and is hereby waived by each Loan Party.

(g)           Whenever a rate of interest or other rate per annum hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(h)           The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, in any note or other evidence of indebtedness or in any document now or hereafter taken by the Lenders or the Secured Parties for the obligations of any Loan Party under this Agreement, or any other instrument referred to herein; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment.  The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates.  Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

SECTION 2.06                 Termination and Reduction of Term Loan Commitments.

(a)           Termination of Term Loan Commitments.  The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.  Notwithstanding the foregoing, the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, 15 Business Days after the date of this Agreement, if the Term Loans shall not have been made by such time.

(b)           Optional Terminations and Reductions.  At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Term Loan Commitments of any Class.

(c)           Borrower Notice.  Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Term Loan Commitments under Section 2.06(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Term Loan Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Term Loan Commitments of any Class shall be permanent.  Each reduction of the Term Loan Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments of such Class.

SECTION 2.07                 Interest Elections.

(a)           Generally.  Each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.

(b)           Interest Election Notice.  To make an election pursuant to this Section, Borrower shall deliver, by hand delivery, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting Term Loans of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)           Automatic Conversion to ABR Borrowing.  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08                 Maturity.

To the extent not previously paid, (i) all Term Loans shall be due and payable on the Term Loan Maturity Date, and (ii) all Incremental Term Loans shall be due on the applicable Incremental Term Loan Maturity Date.

SECTION 2.09                 Optional and Mandatory Prepayments of Term Loans.

(a)           Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09.

(b)           Collateral Asset Sales.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Collateral Asset Sale by Borrower or any of its Restricted Subsidiaries, Borrower shall make prepayments in accordance with Section 2.09(d) and (e) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c)           Shell Asset Sale. Not later than 30 days following the consummation of the Shell Asset Sale or the sale, transfer or other disposition of all or a portion of the assets that are the subject of the Shell Asset Sale, Borrower shall prepay the aggregate outstanding principal amount of Term Loans.

(d)           Application of Prepayments.  Mandatory prepayments shall be applied to any Term Loans outstanding.  Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.09(f), subject to the provisions of this Section 2.09(d).  In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class is outstanding, the aggregate amount of such prepayment shall be allocated between the Classes of Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.  Notwithstanding the foregoing any Term Loan Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.09, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Term Loan Lender that initially accepted such prepayment.  Any amounts rejected by such Lenders shall be retained by Borrower.

(e)           Amounts to be applied pursuant to this Section 2.09 to the prepayment of Term Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans.  Notwithstanding the foregoing, if the amount of any prepayment of Term Loans required under this Section 2.09 shall be in excess of the amount of the ABR Term Loans at the time outstanding (an “Excess Amount”), then, at the election of Borrower, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Term Loans shall be immediately prepaid and the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Term Loans on the last day of the then next-expiring Interest Period for Eurodollar Term Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Term Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Term Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Term Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.12.

(f)           Notice of Prepayment.  Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Term Loan of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.05.

SECTION 2.10                 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)           the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.

SECTION 2.11                 Yield Protection.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Term Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan (or of maintaining its obligation to make any such Term Loan), or to increase the cost to such Lender, or such Lender’s holding company, if any, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.12                 Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Term Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Term Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Term Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Term Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.13                 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments Generally.  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.11, 2.12, 2.14 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Stamford, Connecticut, except that payments pursuant to Sections 2.11, 2.12, 2.14 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)           Pro Rata Treatment.

(i)           Each payment by Borrower of interest in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)           Each payment on account of principal of the Term Loans of any Class shall be allocated among the Lenders holding Term Loans of such Class pro rata based on the principal amount of the Term Loans of such Class held by the Lenders holding Term Loans of such Class.

(c)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.  It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)           Sharing of Set-Off.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to any Subsidiary of the Borrower (as to which the provisions of this paragraph (d) shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(d) to share in the benefits of the recovery of such secured claim.

(e)           Borrower Default.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.14                 Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Loan Parties as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)           Indemnification by Borrower.  Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to each Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Borrower and to the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the above two sentences, in the case of any taxes that are not U.S. federal withholding taxes, the completion, execution and submission of non-U.S. federal forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect.

Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in withholding tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 (or any successor form(s)) certifying that it is not subject to backup withholding.

(f)           Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.

(g)           Payments.  For purposes of this Section 2.14, (i) any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from Borrower on behalf of such Lender shall be treated as a payment from Borrower to such Lender and (ii) if a Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of such Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by the Borrower.

SECTION 2.15                 Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.11, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.15(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Term Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.16                 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.13(d) but excluding Section 2.15(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Term Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Term Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Term Loans owed to any Defaulting Lender.

In the event that the Administrative Agent and Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Term Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Term Loans in accordance with its Pro Rata Percentage.  The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that Borrower, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.16 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 2.17                 Increase in Term Loan Commitments.

(a)           Borrower Request.  Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments (an “Incremental Term Loan Commitment”) by an amount not in excess of $20,000,000 in the aggregate.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the new Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each person (which must be an Eligible Assignee) to whom Borrower proposes any portion of such new Term Loan Commitments be allocated and the amounts of such allocations; provided that each existing Lender shall have the right to provide its pro rata portion of such new Term Loan Commitment and any existing Lender may elect or decline, in its sole discretion, to provide such new Term Loan Commitment.

(b)           Conditions.  The new Term Loan Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)            each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)            no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date; and

(iii)           Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)           Terms of New Term Loans and Term Loan Commitments.  The terms and provisions of Term Loans made pursuant to the new Term Loan Commitments shall be as follows:

(i)             terms and provisions of Term Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the terms and provisions from time to time applicable to the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans);

(ii)            the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans;

(iii)           the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Term Loan Maturity Date;

(iv)           the Applicable Margins for the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Margins for any Incremental Term Loans are greater than the Applicable Margins for the Term Loans, then the Applicable Margins for the Term Loans shall be increased to the extent necessary so that the Applicable Margins for the Incremental Term

Loans are equal to the Applicable Margins for the Term Loans; provided, further, that in determining the Applicable Margins applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable directly or indirectly by Borrower or any Subsidiary to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed one-year life to maturity), (y) customary arrangement, commitment or closing fees payable to the Arranger (or its affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded to the extent not shared with the Lenders on a pro rata basis, (z) any floor for the Adjusted LIBOR Rate or Alternate Base Rate applicable to the Incremental Term Loans shall be equated to an increase in the interest rate margin in the amount of the increase in such floor; and

(v)           to the extent that the terms and provisions of Incremental Term Loans are not identical to the terms and provisions then applicable to Term Loans (except to the extent permitted by clause (iii), (iv) or (v) above) they shall be reasonably satisfactory to the Administrative Agent.

The new Term Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such new Term Loan Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.

(d)           Making of New Term Loans.  On any Increase Effective Date on which new Term Loan Commitments for Incremental Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Term Loan Commitment shall make an Incremental Term Loan to Borrower in an amount equal to its new Term Loan Commitment.

(e)           Equal and Ratable Benefit.  The Term Loans and Term Loan Commitments established pursuant to this paragraph shall constitute Term Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under applicable law after giving effect to the establishment of any such Class of Term Loans or any such new Term Loan Commitments.

SECTION 2.18                 Fees.

The Borrower agrees to pay to the Arranger the amounts set forth, and at the times described in the Fee Letter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, and each of the Lenders that:

SECTION 3.01                 Organization; Powers.

Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of any Loan Party or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02                 Authorization; Enforceability.

Except as set forth on Schedule 3.02, the Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                 No Conflicts.

Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) registrations necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate any Requirements of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents.

SECTION 3.04                 Financial Statements; Projections.

(a)           Historical Financial Statements.  Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (i) as of and for the fiscal years ended December 31, 2009 and December 31, 2010, audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants and (ii) as of and for the nine-month period ended September 30, 2011, and for the comparable period of the preceeding fiscal year, in each case, certified by the chief financial officer of Borrower.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), and (b) have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate.

(b)           No Liabilities.  Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Subordinated Note Documents.  Since December 31, 2010 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05                 Properties.

(a)           Generally.  As of the Closing Date, each Loan Party has good title to, or valid leasehold interests in, all its property material to its business (including, without limitation, the Oil Sands Leases), free and clear of all Liens except for (i) in the case of the Collateral, Liens permitted pursuant to Section 6.02(o) and inchoate Liens of a type referred to in Section 6.02(a), (b), (d), (f), (j), (l), (p), (q) and (r) which do not secure obligations that are due and payable or delinquent and (ii) in the case of property other than Collateral, Permitted Liens, minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Loan Parties, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted).

(b)           Oil Sands Leases.  The Oil Sands Leases attached in Schedule 1.01 are the true, correct and complete copies of the Oil Sands Leases, together with all amendments or modifications thereto, which are valid and in full force through the date hereof.

(c)           No Casualty Event.  No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event.

(d)           Collateral.  The Borrower owns or has rights to use all of the Collateral and all rights with respect to the Collateral used in, necessary for or material to its business as currently conducted.  The use by the Borrower of the Collateral and all such rights with respect to the Collateral do not infringe in any material respect on the rights of any person.  No claim has been made and remains outstanding that the Borrower’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06                 Intellectual Property.

(a)           Ownership/No Claims.  Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how, processes and other intellectual property necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Registrations.  Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any Intellectual Property.

(c)           No Violations or Proceedings.  To each Loan Party’s knowledge, on and as of the date hereof, there is no violation by others of any right of such Loan Party with respect to any Intellectual Property, that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07                 Equity Interests and Subsidiaries.

(a)                  Equity Interests.  Schedule 3.07(a) sets forth a list of (i) all the Subsidiaries of the Loan Parties and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.  All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly

Owned Subsidiaries.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, and as of the Closing Date, such Equity Interests are free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any inchoate Liens of a type referred to in Section 6.02(a), (f), and (l) which do not secure obligations that are due and payable or delinquent.  There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)                  No Consent Required.  All necessary corporate or partnership action has been taken by each applicable Loan Party to approve the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents and the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents and the exercise of remedies in respect thereof.

(c)                  Organizational Chart.  An accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

SECTION 3.08                 Litigation; Compliance with Laws.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any business, property or rights of any Loan Party (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except for matters covered by Section 3.18, no Loan Party or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Loan Party’s Real Property or is in default with respect to any Requirements of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09                 Agreements.

No Loan Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Loan Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.  The Borrower has delivered to the Administrative Agent complete and correct copies of all material agreements to which any Loan Party is a party on the date hereof, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 3.10                 Federal Reserve Regulations.

No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11                 Investment Company Act.

No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12                 Use of Proceeds.

Borrower will use the proceeds of the Term Loans made on the Closing Date for general corporate purposes and to pay related fees and expenses, and any Incremental Term Loans, for the purposes specified in the Increase Joinder.

SECTION 3.13                 Taxes.

Each Loan Party has (a) timely filed or caused to be timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect  and (c) satisfied all of its withholding tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.  Each Loan Party has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable.  Each Loan Party is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.  Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Loan Party has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14                 No Material Misstatements.

No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15                 Labor Matters.

As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of any Loan Party have not been in violation of any applicable federal, state, provincial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

SECTION 3.16                 Solvency.

Immediately after the consummation of those Transactions which occur on the Closing Date and immediately following the making of each Term Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

SECTION 3.17                 Employee Benefit Plans.

To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities.  No Loan Party has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Loan Party on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

In relation to each Loan Party:

(a)           no Canadian Pension Plan Event has occurred or could be reasonably expected to occur that has resulted in or could be reasonably expected to result in a Material Adverse Effect;

(b)           all of its material obligations and the material obligations of any of its Affiliates (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.  There are no outstanding disputes concerning the assets of the Canadian Pension Plans that could reasonably be expected to have a Material Adverse Effect.  No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvements could not reasonably be expected to have a Material Adverse Effect.  All contributions or premiums required to be made or paid by it or any of its Affiliates to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans;

(c)           no Loan Party nor any of its Affiliates is or has at any time been an employer in a Canadian Pension Plan which has or had a "defined benefit provision", as defined in subsection 147.1(1) of the Income Tax Act (Canada); and

(d)           each Canadian Pension Plan was fully funded on a solvency basis as of the date of the valuation last filed with the pension regulatory authorities with jurisdiction over the applicable Canadian Pension Plan. Each such valuation was prepared in accordance with generally accepted actuarial practices.

SECTION 3.18                 Environmental Matters.

(a)             Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a loss to the business, property, operations or prospects of any Loan Party in excess of $5,000,000:

(i)           The Loan Parties and their businesses, operations and Real Property (including, without limitations, the Oil Sands Leases) are in compliance with, and the Loan Parties have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Loan Parties, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next two years;

(ii)           The Loan Parties have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Loan Parties, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next two years;

(iii)           There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property (including, without limitations, the Oil Sands Leases) or facility presently or formerly owned, leased or operated by the Loan Parties or their predecessors in interest that could result in liability by the Loan Parties under any applicable Environmental Law;

(iv)           There is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against the Loan Parties, or relating to the Real Property currently or formerly owned, leased or operated by the Loan Parties or their predecessors in interest or relating to the operations of the Loan Parties, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v)           No person with an indemnity or contribution obligation to the Loan Parties relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)           Except as set forth in Schedule 3.18:

(i)           No Loan Party is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Loan Party is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii)           No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or other assets of the Loan Parties;

(iii)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(iv)           The Loan Parties have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Loan Parties concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Loan Parties.

SECTION 3.19                 Insurance.

Schedule 3.19 sets forth a true, complete list of all insurance maintained by each Loan Party as of the Closing Date.  All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.  Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20                 Security Documents.

(a)                    Debenture.  The Debenture is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Debenture Collateral thereunder and the proceeds thereof, subject, as of the Closing Date, only to Liens permitted pursuant to Section 6.02(o), and any inchoate Liens of a type referred to in Section 6.02(a), (b), (d), (f), (j), (l), (p), (q) and (r) which do not secure obligations that are due and payable or delinquent.  When the Debenture is filed in the offices specified on Schedule 3.20, the Debenture shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Debenture Collateral and the proceeds thereof, in each case prior and superior in right to any other person, other than, as of the Closing Date, the Liens permitted pursuant to Section 6.02(o) and any inchoate Liens of a type referred to in Section 6.02(a), (b), (d), (f), (j), (l), (p), (q) and (r) which do not secure obligations that are due and payable or delinquent.

(b)                  Valid Liens.  Each Security Document delivered pursuant to Sections 5.09 and 5.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no other Liens as of the Closing Date other than any inchoate Liens of a type referred to in Section 6.02(a), (b), (d), (f), (j), (l), (p), (q) and (r) which do not secure obligations that are due and payable or delinquent.

SECTION 3.21                 Anti-Terrorism and Anti-Money Laundering Laws.

(a)           No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party after reasonable due diligence, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of Anti-Terrorism Laws or Anti-Money Laundering Laws or (ii) has been convicted of, has been charged with, or is under investigation by, a Governmental Authority for violations of Anti-Terrorism Laws, Anti-Money Laundering Laws or any other Requirements of Law.

(b)           The funds used by the Loan Parties to make payments hereunder to the Agents or the Lenders will, to the knowledge of such Loan Parties after reasonable due diligence, not be derived from activities that violate Anti -Terrorism Laws, Anti-Money Laundering or any other Requirements of Law.

(c)           No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party after reasonable due diligence, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate is acting or benefiting in any capacity in connection with the Term Loans is an Embargoed Person, is a shell bank or is subject to special measures because of money laundering concerns under Section 311 of the USA PATRIOT Act and its implementing regulations.

(d)           No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party after reasonable due diligence, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

SECTION 3.22                 Foreign Corrupt Practices.

Neither any Loan Party nor any of its Subsidiaries, nor any director, officer, or employee, nor, to such Loan Party’s knowledge, any agent or representative of the Loan Party or any of its Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and each Loan Party and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

SECTION 3.23                 Absence of Restrictions.

There exist no encumbrances or restrictions on the ability of any of the Restricted Subsidiaries to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Borrower or a Restricted Subsidiary, (b) make loans or advances to Borrower or any Restricted Subsidiary or (c) transfer any of its properties to Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions that will not impair the ability of the Borrower and its Subsidiaries to consummate the Transactions and exist under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Subordinated Note Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary;

(v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary after the date hereof, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary; (ix) without affecting the Loan Parties’ obligations under Section 5.09, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, such person’s Organizational Documents or its joint venture agreement or stockholders agreements solely to the extent affecting the Equity Interests of or property held in the subject joint venture; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

ARTICLE IV

CONDITIONS TO FUNDING TERM LOANS

SECTION 4.01                 Conditions to Initial Term Loans.

The obligation of each Lender to fund the initial Term Loan requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents.  All legal matters incident to this Agreement, the Term Loans hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents.

(b)           Corporate Documents.  The Administrative Agent shall have received:

(i)             a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)            a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii)           such other documents as the Lenders or the Administrative Agent may reasonably request.

(c)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by any two senior officers of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d)           Financial Statements; Pro Forma Cash Flow Statement.  The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with pro forma cash flow statement of the Borrower and its Subsidiaries for 2012.

(e)           Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Loan Party shall have outstanding any Indebtedness or Preferred Stock other than (i) the Term Loans hereunder, (ii)  the Indebtedness listed on Schedule 6.01(b) and (iv) Indebtedness owed to Borrower or any Subsidiary Guarantor.

(f)           Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, and the Lenders, a favorable written opinion of (i) Lackowicz, Shier & Hoffman, as special Yukon counsel to the Loan Parties, (ii) Norton Rose LLP, as special Alberta counsel to the Loan Parties, (iii) Milbank, Tweed, Hadley & McCloy LLP, as special New York counsel to UBS AG, Stamford Branch, in its capacity as Administrative Agent and (iv) each foreign counsel listed on Schedule 4.01(f), in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) in form and substance satisfactory to the Administrative Agent;

(g)           Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(h)           Requirements of Law.  The Lenders shall be satisfied that the Borrower, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of

Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(i)           Consents.  The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions (except for those consents set forth on Schedule 3.03), and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(j)           Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could reasonably be expected to materially and adversely affect the ability of Borrower and the Restricted Subsidiaries to fully and timely perform their respective obligations under the Loan Documents, or the ability of the Loan Parties to consummate the financings contemplated hereby or the other Transactions.

(k)           Fees.  The Arranger, Administrative Agent, the Collateral Agent and the Lenders shall have received all fees payable pursuant to the Engagement Letter and all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the legal fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(l)           Collateral.  The Collateral Agent shall have received:

(i)           the Debenture, duly executed and delivered by the parties thereto;

(ii)           the Share Pledges, duly executed and delivered by the parties thereto;

(iii)           the Talisman Subordination Agreement, duly executed and delivered by the parties thereto;

(iv)           all registrations, filings or recordings necessary or desirable in connection with the Security Documents and the Talisman Subordination Agreement, other than in respect of a security notice with regards to the Oil Sands Leases and registrations in connection with the Talisman Subordination Agreement which notices shall be post-closing obligations, shall have been made in such jurisdictions as the Collateral Agent may require;

(v)           all copies of share certificates, instruments of transfer and other documents required to be delivered under the Security Documents shall have been delivered; and

(vi)           evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(m)           Insurance.  The Administrative Agent shall have received evidence satisfactory to it as to coverage under, the insurance policies required by Section 5.04.

(n)           USA PATRIOT Act.  The Lenders and the Administrative Agent shall have timely received the information and any documentation required under Section 10.13.

(o)           Estoppel Letter or Amendment of Registration.  The Borrower shall have delivered to the Administrative Agent either (i) an estoppel letter or no-interest letter from Royal Bank of Canada in respect of registration number 11122114798 in the Personal Property Registry (Alberta), base registration number 509941G in the Personal Property Registry (British Columbia) and registration number 2011/12/28 99195 in the Personal Property Registry (Yukon) confirming the scope and applicability of such registrations, the form and substance of which is satisfactory to the Administrative Agent, in its sole discretion or (ii) shall have amended the registrations listed in clause (i) above to cover only the account referred to in Section 6.15, to the satisfaction of the Administrative Agent.

SECTION 4.02                 Conditions to Term Loans.

The obligation of each Lender to make any Term Loan (including the initial Term Loan) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)           Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Term Loans are being requested.

(b)           No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Term Loan and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Term Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)           No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Term Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Term Loans hereunder.

Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of such Term Loan shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Term Loan (both immediately before and after giving effect to such Term Loan and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.09) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01        Financial Statements, Reports, etc.

Furnish to the Administrative Agent and each Lender:

(a)           Annual Reports.  As soon as available and in any event within 90 days (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and the Subsidiaries), all prepared in accordance with GAAP and accompanied by an opinion of Deloitte & Touche LLP, or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification, provided that, for certainty, an “emphasis of matter” note shall be permissible), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in form and substance consistent with the Borrower’s past practice and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b)           Quarterly Reports.  As soon as available and in any event within 45 days (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2012, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and the Restricted Subsidiaries), all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in form and substance consistent with the Borrower’s past practice and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c)           Financial Officer’s Certificate.  Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d)           Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer updating any information set forth in the schedules hereto or confirming that there has been no change in such information since the Closing Date;

(e)           Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(f)           Management Letters.  Promptly after the receipt thereof by any Loan Party, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(g)           Organizational Documents.  Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Loan Party under any Organizational Document within 15 days after such Loan Party gives or receives such notice; and

(h)           Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02                 Litigation and Other Notices.

Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days of the occurrence thereof):

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)           any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of a Casualty Event; and

(e)           (i) the incurrence of any material Lien on, or claim asserted against, any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.

SECTION 5.03                 Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04 or Section 6.05.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases, the Oil Sands Leases and Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 6.04 or Section 6.05; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04                 Insurance.

(a)           Generally.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Collateral and other properties material to the business of the Loan Parties against such casualties and contingencies and of such types, in such amounts and with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)           Notice to Agents.  Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(c)           Collateral.  The Borrower shall not take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage in respect of the Collateral or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Collateral, and the Borrower shall otherwise comply in all material respects with all Insurance Requirements in respect of the Collateral; provided, however, that the Borrower may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05                 Obligations and Taxes.

(a)           Payment of Obligations.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Loan Party shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted

Lien and (iii) in the case of Collateral, the applicable Loan Party shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)           Filing of Returns.  Timely and correctly file all Tax Returns required to be filed by it.  Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.06                 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Loan Party at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Loan Party with the officers and employees thereof and advisors therefor (including independent accountants).

SECTION 5.07                 Use of Proceeds.

Use the proceeds of the Term Loans only for the purposes set forth in Section 3.12.

SECTION 5.08                 Compliance with Environmental Laws; Environmental Reports.

(a)           Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Loan Party to comply, in all material respects with all material Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.18 or Section 5.08(a) shall have occurred and be continuing for more than 20 days without the Loan Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.09                 Additional Collateral; Additional Guarantors.

(a)           Subject to this Section 5.09, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b)           Any person that becomes a direct or indirect parent company or Subsidiary of Sunwing Zitong after the Closing Date shall be deemed to be a Restricted Subsidiary and the Borrower shall promptly (and in any event within 30 days after such person becomes a Restricted Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests and (ii) cause (A) such new Restricted Subsidiary to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and (B) execute such security documents in form and substance reasonably satisfactory to the Administrative Agent and take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by such security documents to be or remain, as the case may be, duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

SECTION 5.10                 Security Interests; Further Assurances.

Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require.

SECTION 5.11                 Information Regarding Collateral.

(a)           Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility).

(b)           Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer and the chief legal officer of Borrower certifying that all appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.12                 Affirmative Covenants with Respect to the Oil Sands Leases.

With respect to each Oil Sands Lease, the respective Loan Party shall perform all the obligations imposed upon it by the lessor under such Oil Sands Lease, except where the failure to so perform could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.13                 Post-Closing Collateral Matters.

Execute and deliver the documents and complete the tasks set forth on Schedule 5.13, in each case within the time limits specified on such schedule.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

SECTION 6.01                 Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)           Indebtedness incurred under this Agreement and the other Loan Documents;

(b)           (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c)           Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d)           Indebtedness pursuant to Investments (i) by any Loan Party in Borrower or any existing Subsidiary Guarantor and (ii) by a Subsidiary that is not a Subsidiary Guarantor in any other existing Subsidiary that is not a Subsidiary Guarantor; provided that no Investment of the proceeds of the sale, transfer or other disposition of all or a portion of the assets that are the subject of the Shell Asset Sale (whether pursuant to the Shell Asset Sale or otherwise) shall be permitted other than an Investment of such proceeds in Borrower or any existing Subsidiary Guarantor;

(e)           Indebtedness of the Borrower in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(f)           Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g)           Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)           Indebtedness consisting of the Talisman Debt;

(k)           Indebtedness arising under the ICFL Loan Agreement;

(l)           unsecured Indebtedness of the Borrower not to exceed $20,000,000 at any time outstanding; and

(m)         Indebtedness of Sunwing Energy Ltd.  in the form of a bond exchangeable into equity of the Borrower in an amount not to exceed $30,000,000, provided that such Indebtedness shall be subordinated and junior in right of payment to all Obligations of the Loan Parties under this Agreement on terms satisfactory to the Administrative Agent.

SECTION 6.02                 Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)           Liens in respect of property of any Loan Party imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Loan Parties, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)           any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Loan Parties at such Real Property;

(e)           Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Loan Party shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f)           Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or

(z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and, in connection with such proceedings, orders have been entered that have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $250,000 in the aggregate;

(g)           Leases of the properties of any Loan Party granted by such Loan Party to third parties, in each case entered into in the ordinary course of such Loan Party’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Loan Party or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business in accordance with the past practices of such Loan Party;

(i)           Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Loan Party (other than improvements thereon);

(j)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)           Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Loan Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l)             Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m)           licenses of Intellectual Property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

(n)           Liens incurred in the ordinary course of business of any Loan Party with respect to obligations that do not in the aggregate for all Loan Parties exceed $20,000,000 at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

(o)           Liens securing the Talisman Debt, so long as the Talisman Subordination Agreement shall remain in full force and effect;

(p)           Rights of general application reserved to or vested in any governmental  or other public authority to levy taxes on the lands leased under the Oil Sands Leases or on the oil sands substances produced from such lands or any of them or the revenue therefrom;

(q)           Liens in favor of a public utility or any municipality or governmental or other public authority when required by such utility, municipality or authority in connection with the operations of a Loan Party or any of its Subsidiaries, to the extent only that such security could not reasonably be expected to have a Material Adverse Effect; and

(r)            Liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the joint operation of oil and gas properties or related production or processing facilities as security in favor of any other person conducting the development or operation of the property to which such Liens relate, for the applicable Loan Party’s portion of the costs and expenses of such development or operation, provided such costs or expenses are not due or delinquent or if due or delinquent, any Lien which such Loan Party is in good faith contesting if such contest involves no risk of loss that could reasonably be expected to have a Material Adverse Effect and an adequate reserve in accordance with GAAP has been established by the Borrower, and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly (x) on any Collateral, other than (i) Liens granted pursuant to the Security Documents and (ii) Liens permitted pursuant to clause (o) above or (y) on the documents governing the Shell Asset Sale or on the proceeds therefrom.

SECTION 6.03                 Acquisitions.

Directly or indirectly make any Acquisition other than Permitted Acquisitions.

SECTION 6.04                 Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of amalgamation, merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)           Collateral Asset Sales in compliance with Section 6.05;

(b)           the Shell Asset Sale;

(c)           acquisitions in compliance with Section 6.03;

(d)           any Loan Party may amalgamate, merge or consolidate with or into Borrower or any Subsidiary (as long as Borrower is the continuing or surviving person in the case of any amalgamation, merger or consolidation involving Borrower and a Subsidiary Guarantor is the continuing or surviving person and remains a Wholly Owned Subsidiary of Borrower in any other case); provided that (i) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.09 or Section 5.10, as applicable, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom and (iii) such amalgamation, merger or consolidation could not reasonably be expected to have a Material Adverse Effect;

(e)           any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.04 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.04, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.04, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.05                 Collateral Asset Sales.

Effect any Collateral Asset Sale, or agree to effect any Collateral Asset Sale, except for any Collateral Asset Sale that would generate Net Cash Proceeds not less than the then-outstanding principal amount of Term Loans, plus all interest thereon accrued to the date of prepayment of the Term Loan pursuant to Section 2.09(b) as a result of such Collateral Asset Sale and all Obligations that would be owing under this Agreement and the other Loan Documents on the date of prepayment of the Term Loan pursuant to Section 2.09(b) as a result of such Collateral Asset Sale or otherwise.

SECTION 6.06                 Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Loan Party (other than between or among Borrower and one or more Subsidiary Guarantors), other than any transaction or series of related transactions in the ordinary course of business on terms and conditions at least as favorable to such Loan Party as would reasonably be obtained by such Loan Party at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Borrower;

(b)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(c)           sales of Qualified Capital Stock of Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(d)           any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Borrower; and

(e)           any transaction with a Subsidiary that is not a Subsidiary Guarantor; provided that the aggregate value of all such transactions does not exceed $3,000,000.

SECTION 6.07                 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

Directly or indirectly:

(a)           make (or give any notice in respect thereof) any payment or prepayment of principal of, interest (including default interest) on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness or under the ICFL Loan Agreement, except (i) payments expressly permitted by, in the case of the Senior Subordinated Notes, the subordination provisions therein, including the subordination provisions of the Talisman Subordination Agreement and the subordination provisions in Section 7.04, (ii) accrued interest on any Indebtedness outstanding under the ICFL Loan Agreement, (iii) a refinancing permitted by Section 6.01(b) and (iv) any payment to the extent made with Qualified Capital Stock of Borrower;

(b)           amend or modify, or permit the amendment or modification of, any provision of any Loan Document or any document governing any Subordinated Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders; or

(c)           terminate, amend or modify any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that any Loan Party may issue such Equity Interests, so long as such issuance is not prohibited by any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 6.08                 Limitation on Certain Restrictions on Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Borrower or a Restricted Subsidiary, (b) make loans or advances to Borrower or any Restricted Subsidiary or (c) transfer any of its properties to Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions that would not impair the ability of the Borrower and its Subsidiaries to consummate the Transactions and that exist under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Subordinated Note Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary after the date hereof, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary; (ix) without affecting the Loan Parties’ obligations under Section 5.09, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, such person’s Organizational Documents or its joint venture agreement or stockholders agreements solely to the extent affecting the Equity Interests of or property held in the subject joint venture; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.09                 Business.

(a)             With respect to Sunwing Holding Corporation, Sunwing Energy Ltd. and any other Restricted Subsidiary that becomes a direct or indirect parent company or Subsidiary of Sunwing Zitong after the Closing Date, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Sunwing Energy Ltd., Sunwing Zitong, PanChina Resources Ltd., Sunwing Management Limited, Dagang Resources Ltd., Sunwing Holding Corporation and/or any such other Restricted Subsidiary that becomes a direct or indirect parent company or Subsidiary of Sunwing Zitong after the Closing Date, as applicable, (ii) obligations under the Loan Documents and the Senior Subordinated Note Documents, and (iii) activities and properties incidental to the foregoing clauses (i) and (ii) or the Transactions; provided that (x) Sunwing Energy Ltd. shall be permitted to incur Indebtedness permitted under Section 6.01(m) and (y) the Borrower shall be permitted to transfer the Equity Interests in Ivanhoe Energy Aruba Holdings Inc. A.V.V. to Sunwing Energy Ltd. and Sunwing Energy Ltd. shall be permitted to acquire and own such Equity Interests, so long as, with respect to this subclause (y), (A) the Loan Parties comply with their obligations under Section 5.09(b), (B) no cash consideration is payable in connection therewith, (C) Sunwing Energy Ltd. does not incur or assume any Indebtedness or other obligations as a result thereof other than any intercompany Indebtedness owing to any Loan Party and (D) such transaction could not reasonably be expected to have a Material Adverse Effect.

(b)             With respect to Borrower and the other Restricted Subsidiaries, other than those mentioned in Section 6.09(a) above, engage (directly or indirectly) in any business other than those businesses in which Borrower and the Restricted Subsidiaries are engaged on the Closing Date (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).

SECTION 6.10                 Limitation on Accounting Changes.

Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 6.11                 Fiscal Year.

Change its fiscal year-end to a date other than December 31.

SECTION 6.12                 No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Subordinated Note Documents and the Talisman Debt, in each case, as such documents are in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (d) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary after the date hereof, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.13                 Compliance with Anti-Terrorism and Anti-Money Laundering Laws.

(a)           Directly or indirectly, in connection with the Term Loans, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

(b)           Directly or indirectly, in connection with the Term Loans, cause or permit any of the funds of such Loan Party that are used to repay the Term Loans to be derived from any unlawful activity with the result that the making of the Term Loans or the repayment of the Term Loans would be in violation of any Anti-Terrorism Law, any Anti-Money Laundering Law or any other Requirements of Law.

(c)           Cause or permit (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.

(d)           The Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.13.

SECTION 6.14                 Canadian Pension Plan Matters.

(a)           Each Loan Party shall:

(i)           promptly and in any event within 10 days after any Loan Party or any of their Affiliates knows or has reason to know that any Canadian Pension Plan Event has occurred, deliver to the Administrative Agent a statement of its finance director describing such Canadian Pension Plan Event and the action, if any, that such Loan Party or such Affiliate has taken and proposes to take with respect thereto and, promptly upon request by the Administrative Agent or a Lender, deliver to the Administrative

Agent any annual information return, investment information summary or actuarial valuation report filed with the applicable pension regulator with respect to any Canadian Pension Plan pursuant to applicable laws; and

(ii)           promptly and in any event within 10 days after receipt thereof by any Loan Party or any of their Affiliates, deliver to the Administrative Agent copies of each written notice from the applicable pension regulator proposing to order or ordering (x) the termination of any Canadian Pension Plan in whole or in part or (y) the appointment of an administrator of any Canadian Pension Plan.

No Loan Party shall establish a Canadian Pension Plan which has or had a "defined benefit provision", as defined in subsection 147.1(1) of the Income Tax Act (Canada);

SECTION 6.15                 RBC Account.

No Loan Party shall deposit, or permit to be deposited, any funds or other property received by the Borrower from any source (including, without limitation, the proceeds received in connection with the Shell Asset Sale or any Net Cash Proceeds)  in the account of the Borrower maintained with Royal Bank of Canada or any of its Affiliates as account number 00930161593 which are in addition to the amount that is deposited in such account as of the date of this Agreement.

ARTICLE VII

GUARANTEE

SECTION 7.01                 The Guarantee.

The Subsidiary Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Term Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02                 Obligations Unconditional.

The obligations of the Subsidiary Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)           at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)           any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)           the release of any other Subsidiary Guarantor pursuant to Section 7.09.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03                 Reinstatement.

The obligations of the Subsidiary Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04                 Subrogation; Subordination.

Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Term Loan Commitments of the Lenders under this Agreement it shall not assert any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation, as a result of the contribution rights under Section 7.10 or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Loan Party under this Agreement, including without limitation, as applicable, under such Loan Party’s guarantee of the Obligations under this Article VII (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)           In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Loan Party  or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Loan Party, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any other Loan Party is entitled to receive (whether directly or indirectly), or make any demands for, any payment and (y) until the holders of Senior

Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Loan Party would otherwise be entitled (other than debt securities of such Loan Party that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii)           no payment or distribution of any kind or character shall be made by or on behalf of any Loan Party or any other Person on its behalf to any other person other than another Loan Party or for the purposes of making any payments or distributions owed to the Agent or any Lender under the Loan Documents, until the Senior Indebtedness shall have been paid in full in cash; and

(iii)           if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), shall (despite these subordination provisions) be received by any Loan Party in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Loan Party or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  Each Loan Party hereby agrees that the subordination set forth herein is for the benefit of the Administrative Agent and the Lenders, and the Administrative Agent may, on behalf of the itself and the Lenders, proceed to enforce the subordination provisions herein.

SECTION 7.05                 Remedies.

The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 7.01.

SECTION 7.06                 Instrument for the Payment of Money.

Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or

Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07                 Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08                 General Limitation on Guarantee Obligations.

 It being understood that the intent of the Secured Parties is to obtain a guaranty from each Subsidiary Guarantor, and the intent of each Subsidiary Guarantor is to incur guarantee obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

(a)           If (i) the sum (without duplication) of the obligations of the Subsidiary Guarantors hereunder (the “Guarantor Obligations”) exceed (ii) the sum (the “Total Available Net Assets”) of the Maximum Available Net Assets (as defined in Section 7.10) of the Loan Parties with positive Maximum Available Net Assets, in the aggregate, then the Guarantor Obligations of each Subsidiary Guarantor shall be limited to the greater of (x) Total Available Net Assets and (y) the value received by such Subsidiary Guarantor in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and

(b)           if, but for the operation of this Section 7.08(b) and notwithstanding Section 7.08(a), the Guarantor Obligations of any Subsidiary Guarantor hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration such Subsidiary Guarantor's (i) rights of contribution, reimbursement and indemnity from the Borrower and the other Subsidiary Guarantors with respect to amounts paid by such Subsidiary Guarantor in respect of the Obligations (including pursuant to Section 7.10) (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of the Secured Parties, then the Guarantor Obligations of such Subsidiary Guarantor shall be the largest amount, if any, that would not leave such Subsidiary Guarantor, after the incurrence of such obligations, insolvent or with unreasonable small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guarantor Obligations of such Subsidiary Guarantor are subject to Section 7.08(a) or are avoidable as referenced in Section 7.08(b) shall have the burden (including the burden of production and of persuasion) of proving (a) the extent to which such Guarantor Obligations, by operation of Section 7.08(a), are less than the Obligations of the Borrower owed to the Secured Parties or (b) that, without giving effect to Section 7.08(b), such Subsidiary Guarantor's Guarantor Obligations hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of Section 7.08(b), are less than such Obligations of the Borrower, as the case may be.

SECTION 7.09                 Release of Subsidiary Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof), and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement

SECTION 7.10                 Right of Contribution.

 In order to provide for just and equitable contribution, indemnity and reimbursement among the Subsidiary Guarantors and any other Loan Parties, including the Borrower, in connection with the execution of this Agreement, the Loan Parties have agreed among themselves that if any Subsidiary Guarantor satisfies some or all of the Guaranteed Obligations (a “Funding Guarantor”), the Funding Guarantor shall be entitled to contribution, indemnity or reimbursement, as applicable, from the other Loan Parties that have positive Maximum Available Net Assets (as defined below) for all payments made by the Funding Guarantor in satisfying the Guaranteed Obligations, so that each Loan Party that remains obligated under this Article VII or any other guaranty or otherwise for the Obligations at the time that a Funding Guarantor makes such payment, without regard to the making of such payment (a “Remaining Loan Party”), and has a positive Maximum Available Net Assets shall bear a portion of such payment equal to the percentage that such Remaining Loan Party's Maximum Available Net Assets bears to the aggregate Maximum Available Net Assets of all Loan Parties that have positive Maximum Available Net Assets, provided that no Remaining Loan Party’s obligation to make such contribution, indemnity or reimbursement payments hereunder, shall exceed an amount equal to the Maximum Available Net Assets of such Remaining Loan Party.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.

As used herein,

“Available Net Assets” shall mean, with respect to any Loan Party, the amount, as of the respective date of calculation, by which the sum of a person's assets (including subrogation, indemnity, contribution, reimbursement and similar rights that the Loan Party may have, but excluding any such rights in respect of the Guarantor Obligations), determined on the basis of a

“fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such person's debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under this Article VII and excluding, to the maximum extent permitted by Requirements of Law with the objective of avoiding rendering such person insolvent, liabilities subordinated to the Obligations arising out of loans or advances made to such Loan Party by any other person, and

“Maximum Available Net Assets” shall mean, with respect to any Loan Party, the greatest of the Available Net Assets of such Loan Party calculated as of the following dates:  (A) the date on which such person becomes a Loan Party, and (B) each date on which such Loan Party expressly reaffirms its Guarantee under Article VII.

Each Subsidiary Guarantor shall be deemed to expressly reaffirm its Guarantee upon each borrowing of a Term Loan.  The meaning of the terms “fair valuation” and “fair saleable value” and the calculation of assets and liabilities shall be determined and made in accordance with the relevant provisions of the Bankruptcy Code and applicable state fraudulent conveyance or transfer laws.

The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01                 Events of Default.

Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)           default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof  or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Term Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)           default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.07 or in Article VI;

(e)           default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f)           any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations and the ICFL Loan Agreement), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Loan Parties if such Hedging Obligations were terminated at such time);

(g)           any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of the ICFL Loan Agreement, when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing the ICFL Loan Agreement if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, the ICFL Loan Agreement to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default under this paragraph (g) unless such failure shall continue unremedied for 30 days;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party, or of a substantial part of the property of any Loan Party, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; or (iii) the winding-up or liquidation of any Loan Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(j)           one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party to enforce any such judgment;

(k)           one or more events with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such events with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability of any Loan Party in an aggregate amount exceeding $5,000,000 or in the imposition of a Lien on any properties of a Loan Party, or, with respect to a Canadian Pension Plan, a Canadian Pension Plan Event occurs or is reasonably expected to occur that has or could reasonably be expected to have a Material Adverse Effect;

(l)           any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(m)           any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(n)           there shall have occurred a Change in Control;

(o)           there shall have occurred the termination of, or the receipt by any Loan Party of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any of the Oil Sands Leases;

(p)           any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(q)           (i) the Shell Memorandum of Understanding shall have been terminated without either the consummation of the Shell Asset Sale having occurred or the parties thereto having executed and delivered a definitive purchase agreement for the Shell Asset Sale, (ii) the definitive purchase agreement for the Shell Asset Sale shall have been terminated without the consummation of the Shell Asset Sale having occurred, or (iii) the parties to the Shell Memorandum of Understanding shall have ceased to diligently pursue the consummation of the Shell Asset Sale, and in any of the above cases 90 days have elapsed since such termination or cessation;

(r)           a judgment, decree or order of a court of competent jurisdiction is entered against the Borrower (i) adjudging the Borrower bankrupt or insolvent, or approving a petition seeking its reorganization or winding-up under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous law, or (ii) appointing a receiver, trustee, liquidator, or other person with like powers, over all, or substantially all, of the property of the Borrower, or (iii) ordering the involuntary winding up or liquidation of the affairs of the Borrower, or (iv) appointing any receiver or other person with like powers over all, or substantially all, of the property of the Borrower, unless, in any such case, such judgment, petition, order or appointment is stayed and of no effect against the rights of the Lender within 30 days of its entry; or

(s)           (i) an order or a resolution is passed for the dissolution, winding-up, reorganization or liquidation of the Borrower, pursuant to applicable law, including the Business Corporations Act (Alberta), or (ii) the Borrower institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada), the Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Law, or (iii) the Borrower consents to the filing of any petition under any such law or to the appointment of a receiver, or other person with like powers, over all, or substantially all, of the Borrower’s property, or (iv) the Borrower makes a general assignment for the benefit of creditors, or becomes unable to pay its debts generally as they become due, or (v) the Borrower takes or consents to any action in furtherance of any of the aforesaid purposes;

then, and in every such event (other than an event with respect to Borrower described in paragraph (h), (i), (r) or (s) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in paragraph (h), (i), (r) or (s) above, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02                 Application of Proceeds.

The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)           First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)           Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)           Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01                 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and UBS AG Canada Branch, to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02                 Rights as a Lender.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03                 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(i)           shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)           shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all financing statements and other public filings required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

SECTION 9.04                 Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

SECTION 9.05                 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06                 Resignation of Agent.

Each Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07                 Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08                 Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting the provisions of Section 2.14(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08.  The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09                 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookmanagers, Arrangers, Syndication Agent, or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, or a Lender hereunder.

SECTION 9.10                 Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

ARTICLE X

MISCELLANEOUS

SECTION 10.01               Notices.

(a)           Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail as follows:

(i)           if to any Loan Party, to Borrower at:

Ivanhoe Energy Inc.
Suite 654-999 Canada Place
Vancouver, British Columbia
V6C 3E1
Canada
Attention: Corporate Secretary

with copy to:

Suite 2100, 101-6th Avenue SW

Calgary, Alberta
T2P 3P4
Canada
Attention: Greg Phaneuf

(ii)           if to the Administrative Agent, at:

UBS AG, Stamford Branch

677 Washington Boulevard
Stamford, Connecticut  06901
Attention:  BPS Agency
Email: dl-ubsagency@ubs.com
Telecopier: (203) 719-4176

(iii)           if to the Collateral Agent, at:

UBS AG Canada Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention:  BPS Agency
Email: dl-ubsagency@ubs.com
Telecopier: (203) 719-4176

(iv)           if to a Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).  Any party hereto may change its address for notices and other communications hereunder by written notice to Borrower and the Agents.

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative

Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at dl-ubsagency@ubs.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c)           Platform.  Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d)           Public/Private.  Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication.  Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI.  Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith include MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b) and (c) as Private Side Communications.  “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI.  “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans.  “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person.  Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI.  Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire.  Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

SECTION 10.02               Waivers; Amendment.

(a)           Generally.  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Required Consents.  Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)           increase the Term Loan Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Term Loan Commitment of any Lender);

(ii)           reduce the principal amount or premium, if any, of any Term Loan (except in connection with a payment contemplated by clause (viii) below) or reduce the rate of interest thereon including by modification of any provision establishing a minimum rate (other than interest pursuant to Section 2.05(c)), or reduce any fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)           (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of or the installment otherwise due on the principal amount of any Term Loan under Section 2.08, or (B) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.05(c));

(iv)           increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)           permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)           release all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii)           release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Term Loans pursuant to Section 2.17 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii)           change Section 2.13(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Term Loan disbursements, including the requirements of Sections 2.02(a), and 2.16(a) without the written consent of each Lender directly affected thereby; provided that this clause (viii) shall not apply to any change made to any of such Sections 2.13(b), (c) or (d) or any such other provision that allows Borrower or any Restricted Subsidiary to make payments (as consideration for an assignment, sale or participation or otherwise) on Term Loans without any Loan Party, the payor or the recipient of such payments complying with the pro rata sharing of payments and setoffs required by such Sections or provisions, so long as such change requires that (x) Borrower and its Restricted Subsidiaries offer to make such payments to all Term Loan Lenders on a pro rata basis based on the aggregate principal amount of Term Loans then outstanding, and (y) such payments are actually allocated to the Term Loans whose holders have elected to make them subject to such offer on a pro rata basis based on the aggregate principal amount of all Term Loans that have been made so subject to such offer and (z) all Term Loans that are paid in any such offer are deemed fully repaid and extinguished for all purposes and may not be reborrowed.

(ix)           change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Term Loans pursuant to Section 2.17 or consented to by the Required Lenders);

(x)           change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)           change the application of prepayments as among or between Classes under Section 2.09(e), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement pursuant to Section 2.17 or consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.09(e)), in which case such additional Term Loans may be included in the definition of “Required Class Lenders” in respect of the reference to “each Class of Term Loans,” without the consent of the Required Lenders or the Required Class Lenders);

(xii)           subordinate the Obligations to any other obligation, without the written consent of each Lender; and

(xiii)           change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent.

Neither Borrower nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any other Loan Document unless such consideration is offered to be paid to all Lenders and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or agreement.

Notwithstanding anything to the contrary herein:

(I)           no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b);

(II)           any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property;

(III)           this Agreement may be amended as provided in Section 2.17 with the consent of the Borrower and the Administrative Agent without the consent of any Lender); and

(c)           Collateral.  Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d)           Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

SECTION 10.03               Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Term Loans hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Loan Party at any time, or any Environmental Claim related in any way to any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the Collateral Agent (or any sub-agent thereof) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Term Loan Commitments at the time.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04               Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.

(i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of any assignment made in connection with the primary syndication of the Term Loan Commitment and Term Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Collateral Agent, and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower, or the Administrative Agent, sell participations to any person (other than a natural person or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any  provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to such Participant satisfying the requirements of those Sections as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)           Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05              Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid is outstanding and so long as the Term Loan Commitments have not expired or terminated.  The provisions of Sections 2.11, 2.13, 2.14 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans and the Term Loan Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06               Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, including the Fee Letter, indemnity and expenses, conflicts of interest and confidentiality provisions in the Engagement Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07               Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08               Right of Setoff.

if an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09               Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Submission to Jurisdiction.  Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Venue.  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10               Waiver of Jury Trial.

Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11               Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12               Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13               USA PATRIOT Act Notice and Customer Identification Information and Verification.

Each Lender that is subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, and PCTFA and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the customer identification program and “know your customer” regulations and requirements of the Bank Secrecy Act and PCTFA, they are required to obtain information and documentation, verify identity, and record information that identifies each Loan Party, which information includes the name, street address and taxpayer or other government identification number (and other identifying information or documentation in the event this information is insufficient to comply with the information or verification requirements) that will allow such Lender or the Administrative Agent, as applicable, to identify and verify the identity of each Loan Party.  This information and any documentation must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date and thereafter promptly upon request.  This notice is given in accordance with the requirements of the Bank Secrecy Act and PCTFA and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14               Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable Requirements of Law (including the Criminal Code (Canada)) (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be adjusted with retroactive effect and be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15               Lender Addendum.

Each Lender to become a party to this Agreement as of the Closing Date shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

SECTION 10.16               Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.17               Judgment Currency.

(a)           Borrower’s obligation hereunder and under the other Loan Documents to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 10.17, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

IVANHOE ENERGY HOLDINGS

By:	/s/ Greg G. Phaneuf
	Name:	Greg G. Phaneuf
	Title:	Executive Vice President, Corporate Development

SUBSIDIARY GUARANTORS

SUNWING HOLDING CORPORATION

By:	/s/ Gerald Schiefelbein
	Name:	Gerald Schiefelbein
	Title:	Chief Financial Officer

SUNWING ENERGY LTD.

By:	/s/ Gerald Schiefelbein
	Name:	Gerald Schiefelbein
	Title:	Chief Financial Officer

SUNWING ZITONG ENERGY LTD.

By:	/s/ Gerald G. Moench
	Name:	Gerald G. Moench
	Title:	President

Ivanhoe - Credit and Guaranty Agreement

UBS SECURITIES LLC, as Arranger, Syndication Agent and Documentation Agent

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Attorney-in-Fact

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Asociate Director

UBS AG CANADA BRANCH,
as Collateral Agent

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Asociate Director

Ivanhoe - Credit and Guaranty Agreement

UBS AG CANADA BRANCH,
as a Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Asociate Director

Ivanhoe - Credit and Guaranty Agreement

Annex I

Applicable Margin1

Period	Term Loans
	Eurodollar	ABR
First six months after Closing Date	10.0%	9.0%
Seventh month after Closing Date	11.0%	10.0%
Eight month after Closing Date:	12.0%	11.0%
Ninth month after Closing Date:	13.0%	12.0%
Tenth month after Closing Date:	14.0%	13.0%
Eleventh month after Closing Date	15.0%	14.0%
Twelfth month after Closing Date:	16.0%	15.0%

1	Determined based upon the relevant anniversary of the date of this Agreement with the rate increasing on the day following the relevant anniversary.

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

[BORROWER]

Agent Address:	UBS AG, Stamford Branch	Return form to:
	677 Washington Boulevard	Telephone:
	Stamford, Connecticut 06901	E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

●	Signing Credit Agreement	☐	Yes	☐	No
●	Coming in via Assignment	☐	Yes	☐	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:
	Primary Operations Contact	Secondary Operations Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:
	Bid Contact	L/C Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
Attention:
Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.              Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, you must complete one of the following three tax forms, as applicable to your institution:  a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

An original tax form must be submitted.

II.            Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S. “backup  withholding”.

EXHIBIT B

[Form of]
Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower(s):

4.	Administrative Agent: UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

__________________________
 1   Select as applicable.

5.
Credit Agreement:  The Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon, Canada (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), documentation agent (in such capacity, “Documentation Agent”) and syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and UBS AG CANADA BRANCH, as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Term Loans for all Lenders	Amount of Commitment/Term Loans Assigned	Percentage Assigned of Commitment/Term Loans2
Term Loans	$	$	%
Incremental Term Loans	$	$	%

2   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:  _____________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

___________________________________________

3	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

ANNEX 1 to Assignment and Assumption

IVANHOE ENERGY INC.
CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Restricted Subsidiaries or any other person  of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(e) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]
BORROWING REQUEST

UBS AG, Stamford Branch,
    as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut  06901

Attention: [ ]

Re:  IVANHOE ENERGY INC.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon, Canada (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), documentation agent (in such capacity, “Documentation Agent”) and syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and UBS AG CANADA BRANCH, as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.  Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing	[Term Loans] [Incremental Term Loans]
(B) Principal amount of Borrowing
(C) Date of Borrowing (which is a Business Day)
(D) Type of Borrowing	[ABR] [Eurodollar]
(E) Interest Period and the last day thereof1

4 Shall be subject to the definition of “Interest Period” in the Credit Agreement.

(F) Funds are requested to be disbursed to Borrower’s account with UBS AG, Stamford Branch (Account No. ).

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

IVANHOE ENERGY INC.

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT D

[Form of]

COMPLIANCE CERTIFICATE

I, [              ], the [Financial Officer] of Ivanhoe Energy Inc. (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon, Canada (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as Arranger, Documentation Agent and Syndication Agent, UBS AG, STAMFORD BRANCH, as Administrative Agent for the Lenders and UBS AG CANADA BRANCH, as Collateral Agent for the Secured Parties

No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.5

5
If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

D-1

Dated this [    ] day of [                 ], 20[  ].

[ ]

By:
Name:
	Title:	[Financial Officer]

D-2

SCHEDULE 1

[Accounting Firm Report]

EXHIBIT E

[Form of]
INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,
    as Administrative Agent
677 Washington Boulevard
Stamford, Connecticut  06901

Attention: [ ]

[Date]

Re:  IVANHOE ENERGY INC.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.07 of the Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon, Canada (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), documentation agent (in such capacity, “Documentation Agent”) and syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and UBS AG CANADA BRANCH, as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

Borrower hereby requests that on [__________]3 (the “Interest Election Date”),

1.           $[__________] of the presently outstanding principal amount of the Term Loans originally made on [__________],

2.           and all presently being maintained as [ABR Term Loans] [Eurodollar Term Loans],

3
Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 noon, New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

3.           be [converted into] [continued as][repaid][prepaid],

4.           [Eurodollar Term Loans having an Interest Period of [one/two/three/six] months] [ABR Term Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.07 of the Credit Agreement);

(b)           no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature Page Follows]

                              Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

IVANHOE ENERGY INC.

By:
Name:
Title:

EXHIBIT F

[Form of]
JOINDER AGREEMENT

Reference is made to the Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon, Canada (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), documentation agent (in such capacity, “Documentation Agent”) and syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and UBS AG CANADA BRANCH, as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Subsidiary Guarantors have entered into the Credit Agreement and the Security Documents in order to induce the Lenders to make the Term Loans to or for the benefit of Borrower;

WHEREAS, pursuant to Section 5.09(b) of the Credit Agreement, each Restricted Subsidiary that was not in existence on the date of the Credit Agreement is required to become a Subsidiary Guarantor under the Credit Agreement by executing a Joinder Agreement.  The undersigned Restricted Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make the Incremental Term Loans, if applicable, and as consideration for the Term Loans previously made.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

1.           Guarantee.  In accordance with Section 5.09 (b) of the Credit Agreement, the New Guarantor by its signature below becomes a Subsidiary Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor.

2.           Representations and Warranties.  The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof.  Each reference to a Subsidiary Guarantor in the Credit Agreement shall be deemed to include the New Guarantor.  The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

3.           Severability.  Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.           Counterparts.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.           No Waiver.  Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6.           Notices.  All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.01 of the Credit Agreement.

7.           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

UBS AG CANADA BRANCH, as
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Note:  Schedules to be attached.]

EXHIBIT G

[Intentionally Omitted]

G-1

EXHIBIT H
[Form of]

[Talisman Subordination Agreement]

H-1

ATTACHMENT “A
SUBORDINATION AGREEMENT

Subordination Agreement dated March 14, 2012 among Ivanhoe Energy Inc. (the “Debtor”), Talisman Energy Canada (“Old Secureco”) and the Agent (as herein defined), as agent for the Lenders (as defined below).

WHEREAS:

A.
UBS AG Canada Branch, as collateral agent (in such capacity, the “Agent”), and such other Persons (as defined in the Credit Agreement hereinafter defined and referred to) as may from time to time be parties to the Credit Agreement as lenders (collectively, together with the Agent in its capacity as a lender and the other Secured Parties (as defined in the Credit Agreement), the “Lenders”) have agreed to make certain credit facilities available to the Debtor upon the terms and conditions contained in a Credit and Guaranty Agreement dated March 14, 2012 among, inter alios, the Debtor, as borrower, certain subsidiaries of the Debtor, as guarantors, the Lenders, UBS Securities LC, as arranger, bookmanager, documentation agent and syndication agent, UBS AG, Stamford Branch, as administrative agent, and the Agent, (as it may at any time or from time to time be amended, supplemented, restated or replaced, the “Credit Agreement”);

B.
Pursuant to a Fixed Charge Debenture (the “UBS Debenture”) dated as March 14, 2012 granted by the Debtor in favour of the Agent, the Debtor has granted to the Agent a mortgage, charge and security interest in and to certain real and personal property of the Debtor including, without limitation, the Debtor’s Alberta Oil Sands Leases described on Schedule “A” attached hereto (the “Leases”) to secure the Lender Indebtedness;

C.	Old Secureco, as vendor, and the Debtor, as purchaser, are party to an Asset Transfer Agreement dated July 11, 2008 (as amended, the “Asset Transfer Agreement”); and

D.
Pursuant to a Fixed and Floating Charge Debenture (the “Talisman Debenture”) dated as July 11, 2008 granted by the Debtor in favour of Old Secureco, the Debtor has granted to Old Secureco a mortgage, charge and security interest in and to certain real and personal property of the Debtor including, without limitation, the Leases to secure the Subordinated Indebtedness.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

As used in this agreement, the following terms have the following meanings:

1.	As used in this Agreement, the following terms have the following meanings:

“Credit Documents” means, collectively, (i) Credit Agreement (ii) all security granted to the Agent or the Lenders, or both, as security for the Lenders Indebtedness, and (iii) all other documents executed and delivered or to be executed and delivered by the Debtor (whether alone or with another or others) to the

3

Agents or the Lenders, or both, under, pursuant to or otherwise in connection with, the Credit Agreement.

“Lenders Indebtedness” means all present and future indebtedness and other liabilities and obligations including all charges and fees of the Agent and the Lenders, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Debtor (whether alone or with another or others and whether as principal or surety) to the Lenders or the Agent.

“Lenders Security” means all security heretofore or hereafter granted by the Debtor to the Agent or the Lenders, or both, as security for the Lender Indebtedness including, without limitation, the Debenture.

“Subordinated Credit Documents” means, collectively, (i) Asset Transfer Agreement (ii) all security granted to Old Secureco as security for the Subordinated Indebtedness, and (iii) all other documents executed and delivered or to be executed and delivered by the Debtor (whether alone or with another or others) to Old Secureco under, pursuant to or otherwise in connection with, the Asset Transfer Agreement.

“Subordinated Indebtedness” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Debtor (whether alone or with another or others and whether as principal or surety) to Old Secureco pursuant to the Asset Transfer Agreement.

“Subordinated Security” means all security heretofore or hereafter granted by the Debtor to Old Secureco as security for the Subordinated Indebtedness.

2.
Notwithstanding the provisions of the Asset Transfer Agreement (including Section 13.1 thereof), Old Secureco hereby consents to the grant by the Debtor of the mortgages, charges and security interests in the real and personal property of the Debtor to the Agent pursuant to the Lenders Security.

3.
Notwithstanding the provisions of the Asset Transfer Agreement (including Section 13.1 thereof), the Subordinated Indebtedness shall for all purposes be, and at all times remain, inferior, junior and subordinate to the Lenders Indebtedness in the manner and to the extent provided in this Agreement. Except as expressly agreed to by the Agent in writing, all of the Lenders Indebtedness shall be paid or repaid in full before any payment on account of, or in respect of, the Subordinated Indebtedness (whether as principal, interest, fees or otherwise) is paid or repaid.

4.
All payments or distributions on account of, or in respect of, the Subordinated Indebtedness which are received by Old Secureco contrary to the provisions of this Agreement shall be received in trust for the benefit of the Lenders, shall be segregated from other funds and property held by Old Secureco and shall be immediately paid over to the Agent in the same form as received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash or securities) for, the payment or prepayment of the Lenders Indebtedness in accordance with the terms of the Credit Agreement.

4

5.
Notwithstanding the provisions of the Asset Transfer Agreement (including Section 13.1 thereof), Old Secureco hereby agrees that the Subordinated Security shall for all purposes be, and at all times remain, inferior, junior and subordinate to the Lenders Security and no amounts shall be payable or any action taken under the Subordinated Security except as permitted by this Agreement. For certainty, Old Secureco hereby agrees that the Lenders Security shall, in relation to the Subordinated Security, have first-ranking priority with respect to the real and personal property of the Debtor referred to in the Lenders Security (including the Leases) and the Subordinated Indebtedness shall not have any claim to such real or personal property or a parity with or prior to the claim of the Lenders Indebtedness.

6.
Without limiting the generality of the provisions of Section 5 above, the subordination described in Section 5 above shall apply in all events and circumstances regardless of the time or order of creation, granting or execution of the Credit Documents and the Subordinated Credit Documents, the time or order of attachment, registration (including, without limitation, the filing of financing statements, security notices or other documents), creation or perfection of any mortgages, charges or security interests constituted by the Lenders Security and the Subordinated Security, the time of any advance or advances made to the Debtor under the Credit Documents and the Subordinated Credit Documents, the time of any default by the Debtor under the Credit Documents and the Subordinated Credit Documents, or any priority granted by any principles of law or any statute.

7.
Old Secureco shall not take or authorize to be taken any action by way of suit, foreclosure, sale, quit claim or acceptance of a deed in lieu of foreclosure or otherwise take any proceedings to realize against the assets or properties of the Debtor until such time as the Agent has notified Old Secureco in writing that the Lenders Indebtedness has been indefeasibly paid in full and all commitments of the Lenders under the Credit Documents have been terminated. Concurrently with such written notification being provided by the Agent, the Lenders shall fully cooperate with Debtor to discharge all security notices, registrations, interests and other documents pertaining to the Lenders Security.

8.
In the event of an event of default under the Credit Documents or any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection with or relating to the Debtor or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Debtor, whether or not involving insolvency or bankruptcy, or upon any assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Debtor or otherwise, or in the event that the Debtor makes a bulk sale of any of its assets within the provisions of any bulk sales legislation or any composition with creditors or scheme or arrangement, then the Lenders shall be entitled to receive payment of the Lenders Indebtedness in full before Old Secureco shall be entitled to receive any payment on account of the Subordinated Indebtedness. The Agent, as agent of the Lenders, shall be entitled to receive, for application in payment of the Lenders Indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable to Old Secureco in respect of the Subordinated Indebtedness. In addition, any proceeds of insurance or expropriation received by the Debtor, the Agent, the Lender or Old Secureco, with respect to any assets or property secured by the Lenders Security shall be dealt with as though such proceeds of insurance or expropriation were paid or payable as proceeds of realization of the collateral for which they compensate.

5

All payments or distributions upon, or with respect to, the Subordinated Indebtedness which are received by Old Secureco contrary to these provisions shall be received in trust for the benefit of the Lenders, shall be segregated from other funds and property held by Old Secureco and shall be immediately paid over to the Agent in the same form as received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Lenders Indebtedness in accordance with its terms.

9.
Neither the Agent nor the Lenders shall be prejudiced in any way in the right to enforce this Agreement by any act or failure to act on the part of the Debtor or Old Secureco. The Agent and the Lenders may, at any time and from time to time, without any consent of, or notice to, Old Secureco and without impairing or releasing the obligations of Old Secureco under this Agreement (i) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, the Lenders Indebtedness (including any change in the rate of interest), or amend in any manner any of the Credit Documents, (ii) sell, exchange, release, perfect, not perfect, alter, renew or otherwise deal with any of the Lenders Security, (iii) release any person liable in any manner under, or in respect of, any of the Credit Documents, (iv) exercise or refrain from exercising any rights against the Debtor, any guarantor of the Lenders Indebtedness, or any other person, or (v) apply any sums from time to time received to the Lenders Indebtedness.

10.	Old Secureco agrees that it will not:

assert in any action, suit or proceeding whatsoever the invalidity, unenforceability or ineffectiveness of this agreement or any of the Credit Documents; or

participate in or co-operate with any other party to pursue any such action, suit or proceeding,

it being understood and agreed that, regardless of the validity, effectiveness or enforceability of any Credit Document, as between Old Secureco and the Agent and the Lenders, the Agent and the Lenders shall have first and prior rights of payment as contemplated in this Agreement.

11.
Nothing contained in this Agreement shall impair, as between the Debtor and Old Secureco, the obligation of the Debtor, which is absolute and unconditional, to pay to Old Secureco the Subordinated Indebtedness as and when the same becomes due and payable, all subject to the rights, if any, of the Agent and the Lenders to receive cash, property or securities otherwise payable or deliverable to the Agent or the Lenders under this Agreement or otherwise in accordance with the Credit Documents.

12.
Old Secureco agrees not to sell, assign or transfer in whole or in part the Subordinated Indebtedness and the Subordinated Security unless and until the proposed purchaser, assignee or transferee has executed and delivered, to the satisfaction of the Lenders, an agreement substantially the same as this Agreement.

13.	Any notice required under this Agreement shall be deemed to have been delivered to such party on the day after the sending thereof by courier or facsimile to the address set out below:

6

UBS AG CANADA BRANCH
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: BPS Agency
Facsimile: (203) 719-4176

TALISMAN ENERGY CANADA
Suite 2000, 888 – 3rd Street SW
Calgary, AB T2P 5C5
Attention: Executive Vice-President, Legal
Facsimile: (403) 237-1902

14.
This Agreement shall be interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the parties hereby attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

15.
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. All rights of the Agent and the Lenders shall be assignable and in any action brought by an assignee to enforce those rights, the Debtor and Old Secureco shall not assert against the assignee any claim or defence which the Debtor and Old Secureco now has or hereafter may have against the Agent or the Lenders. This Agreement shall not be assigned by the Debtor or Old Secureco without the prior written consent of the Agent, which consent may be unreasonably withheld.

16.
No failure on the part of the Lenders or the Agent to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise of the right or the exercise of any other right. No waiver of any provision of this Agreement nor consent to any departure by Old Secureco or the Debtor therefrom shall be effective unless the same is in writing and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. These remedies are cumulative and not exclusive of any remedies provided by law.

17.
By executing this Agreement, the Debtor acknowledges its existence and agrees to be bound by its terms. Nothing in this Agreement shall confer or be deemed to confer any right, benefit or advantage on the Debtor. Notwithstanding the foregoing, the consent of the Debtor to any amendment of this agreement shall be required.

18.
Each of the parties shall execute all such further agreements, instruments, assignments and other documents and shall do all such further acts and things as may reasonably be required from time to time to give full force and effect to this Agreement and the subordination and postponement provided for herein.

19.	If any provision of this Agreement shall be deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

7

20.
Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Debtor or Old Secureco under this Agreement nor shall the acceptance of any payment or alternate security constitute or create any novation and it is further agreed that the taking of a judgment or judgments under any of the covenants contained in this Agreement shall not operate as a merger of such covenants.

21.	This Agreement may be executed in counterparts and evidenced by e-mail pdf or facsimile signature, and such counterparts together shall constitute a single instrument.

22.	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

8

The parties have executed this Agreement as of the 14 day of March 2012.

UBS AG CANADA BRANCH	TALISMAN ENERGY CANADA, by its Managing Partner, TALISMAN ENERGY INC.

By:	By:
Its: Authorized Signatory	Its: Authorized Signatory

By:
Its: Authorized Signatory

IVANHOE ENERGY INC.
By:
Its: Authorized Signatory

9

SCHEDULE “A”

LEASES:

1) Alberta Crown Oil Sands Lease - 7405110606
2) Alberta Crown Oil Sands Lease - 7401100010

10

EXHIBIT I

[Form of]
LENDER ADDENDUM

Reference is made to the Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon, Canada (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), documentation agent (in such capacity, “Documentation Agent”) and syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and UBS AG CANADA BRANCH, as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.15 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this       day of [                ], 20[__].

,7
as a Lender
[Please type legal name of Lender above]

By:
Name:
Title:

[If second signature is necessary:]

By:
Name:
Title:

7 Use this form of signature page if there is a syndicate of lenders to avoid having to keep track of correct legal names.

Accepted and agreed:
IVANHOE ENERGY INC.

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:	_______________________
	Notice Address:	_______________________
_______________________
_______________________
	Attention:	_______________________
	Telephone:	_______________________
	Facsimile:	_______________________
	E-mail:	_______________________

2.	Commitment:	_______________________

EXHIBIT J

[Form of]
DEBENTURE

[Provided under separate cover]

IVANHOE ENERGY INC.

as Chargor

and

UBS AG CANADA BRANCH

as Collateral Agent

FIXED CHARGE DEBENTURE
March 14, 2012

Fixed Charge Debenture

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

Section 1.2	Defined Terms	1
Section 1.3	Interpretation	4
Section 1.4	Interest Act (Canada)	4
Section 1.5	Nominal Rates	5

ARTICLE 2
ACKNOWLEDGEMENT OF INDEBTEDNESS

Section 2.1	Promise to Pay	5

ARTICLE 3
SECURITY

ARTICLE 4
ENFORCEMENT

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1	Representations, Warranties and Covenants relating to Charged Property	13
Section 5.2	General Representations, Warranties and Covenants	13
Section 5.3	Supplemental Debentures	14
Section 5.4	Expropriation	14

(i)

ARTICLE 6
GENERAL

ADDENDA

SCHEDULE “A” CHARGED PROPERTY

(ii)

FIXED CHARGE DEBENTURE

Fixed charge debenture dated as of March 14, 2012 made by Ivanhoe Energy Inc., as chargor, to and in favour of UBS AG Canada Branch, as Collateral Agent for the benefit of the Secured Parties.

RECITALS:

(a)
The Lenders have agreed pursuant to the Credit Agreement to provide certain credit facilities in the aggregate principal amount equal to U.S. $30,000,000 to the Chargor on the terms and conditions contained in the Credit Agreement; and

(b)
It is a condition precedent to the availability of such credit facilities pursuant to the Credit Agreement that the Chargor execute and deliver this Debenture in favour of the Collateral Agent as security for the payment and performance of the Chargor’s obligations under the Credit Agreement and the other Loan Documents to which it is a party.

In consideration of the foregoing, the sum of $10.00 now paid by the Secured Parties to the Chargor and for other valuable consideration, including the mutual agreements contained herein (the receipt and adequacy of which consideration is hereby acknowledged by the Chargor), the Chargor agrees as follows:

ARTICLE 1
INTERPRETATION

Section 1.2    Defined Terms.

As used in this Debenture, the following terms have the following meanings:

“Charge” has the meaning specified in Section 3.1.

“Charged Property” has the meaning specified in Section 3.1.

“Chargor” means Ivanhoe Energy Inc. and its successors and permitted assigns.

“Collateral Agent” means UBS AG Canada Branch, acting as collateral agent for the Secured Parties and any successor Collateral Agent appointed under the Credit Agreement, and its successors and permitted assigns.

“Credit Agreement” means the Credit and Guaranty Agreement dated as of March 14, 2012 among the Chargor, as borrower, the subsidiary guarantors thereto from time to time, as guarantors, the Lenders, as lenders, UBS Securities LLC, as arranger, bookmanager, documentation agent and syndication agent, UBS AG, Stamford Branch, as administrative agent and the Collateral Agent, as collateral agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented, novated or refinanced from time to time and includes any agreement

Fixed Charge Debenture

extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Secured Parties or other Secured Parties.

“Crude Bitumen” means a viscous mixture, mainly of hydrocarbons heavier then pentane, that may contain sulphur compounds.

“Debenture” means this fixed charged debenture and all schedules attached to it, as it may be amended, modified, extended, renewed, restated or supplemented from time to time.

“Event of Default” shall have the meaning given to such term in the Credit Agreement.

“Fixtures” means all fixtures (including trade fixtures), facilities and equipment, howsoever affixed or attached to real property or buildings or other structures on real property, now owned or hereafter acquired by the Chargor.

“Lenders” shall have the meaning given to such term in the Credit Agreement.

“Lien” shall have the meaning given to such term in the Credit Agreement.

“Loan Documents” shall have the meaning given to such term in the Credit Agreement.

“Notice” has the meaning specified in Section 6.3.

“Obligations” means, collectively: (a) all debts, obligations, liabilities and indebtedness (including any such debts, obligations, liabilities and indebtedness incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due, arising or owing by or otherwise payable by the Chargor to the Secured Parties, or any one of them, under this Debenture and the other Loan Documents, in any currency, however or wherever incurred and whether incurred by the Chargor alone or jointly with another or others and whether as borrower, principal, guarantor or surety and in whatever name or style and whether in its own personal capacity or in its capacity as a partner or managing partner of any partnership in which it is a partner or managing partner, as applicable; (b) all other monetary obligations, including fees, costs, expenses and indemnities (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of the Chargor under this Debenture and the other Loan Documents, and whether incurred by the Chargor alone or jointly with another or others and whether as borrower, principal, guarantor or surety and in whatever name or style and whether in its own personal capacity or in its capacity as a partner or managing partner of any partnership in

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which it is a partner or managing partner, as applicable; and (c) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Chargor under or pursuant to this Debenture and the other Loan Documents.

“Oil Sands” shall mean:

(a)	sands and other rock materials containing Crude Bitumen;

(b)	the Crude Bitumen contained in those sands and other rock materials; and

(c)
any other hydrocarbon or mineral substances, other than natural gas, in association with that Crude Bitumen or those sands and other rock materials referred to in paragraphs (a) and (b) of this definition.

“Oil Sands Leases” shall mean those leases described in Exhibit “1” to Schedule A hereto, as such leases may be amended, modified, supplemented or restated from time to time, together with all other instruments that may be issued pursuant thereto or in connection therewith from time to time.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning.

“PPSA” means the Personal Property Security Act (Alberta).

“Product” shall mean any products obtained pursuant to the Oil Sands Leases by:

(a)	processing Oil Sands, Crude Bitumen or derivatives of Crude Bitumen; or

(b)	by reprocessing a product referred to in paragraph (a) of this definition,

and includes any products obtained by any subsequent reprocessing of the products obtained under paragraphs (a) and (b) of this definition.

“Property” means any right, title, interest and estate in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Receiver” has the meaning specified in Section 4.2(a).

“Secured Parties” shall have the meaning given to such term in the Credit Agreement.

“Specifically Mortgaged Lands” shall mean the lands described in Exhibit “1” to Schedule A hereto, together with any and all lands which may now or hereafter be pooled, unitized, grouped or otherwise combined for production or other purposes therewith, and including all Oil Sands and other hydrocarbons within, upon or under such lands.

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“Wells” shall mean the wells now or hereafter located on the Specifically Mortgaged Lands.

Section 1.3      Interpretation.

(1)
Terms defined in the PPSA and used but not otherwise defined in this Agreement have the same meanings given to them in the PPSA. Capitalized terms used in this Debenture but not defined have the meanings given to them in the Credit Agreement.

(2)
Any reference in any Loan Document to Liens permitted by the Credit Agreement or such other Loan Document and any right of the Chargor to create or suffer to exist Liens permitted by the Credit Agreement or such other Loan Document are not intended to and do not and will not subordinate the Charge to any such Lien or give priority to any Person over the Secured Parties.

(3)
In this Debenture the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section”, “Schedule” and other subdivision followed by a number mean and refer to the specified Article, Section, Schedule or other subdivision of this Debenture.

(4)	Any reference in this Debenture to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(5)	The division of this Debenture into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(6)	The schedules attached to this Debenture form an integral part of it for all purposes of it.

(7)
Any reference to this Debenture, any Loan Document or any other agreement refers to this Debenture or such Loan Document or other agreement as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented, novated and includes all schedules attached to it. Any reference in this Debenture to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

Section 1.4      Interest Act (Canada).

The Chargor acknowledges that certain of the rates of interest applicable to the Obligations may be computed on the basis of a year which contains fewer days than the actual number of days in the calendar year of calculation, and paid for the actual number of days elapsed. Whenever a rate of interest or other rate per annum in respect of the Obligations is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying

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such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

Section 1.5      Nominal Rates.

The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Debenture. All interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Debenture are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

ARTICLE 2
ACKNOWLEDGEMENT OF INDEBTEDNESS

Section 2.1      Promise to Pay.

The Chargor, for value received, hereby acknowledges itself indebted to the Secured Parties and promises to pay ON DEMAND to or to the order of the Collateral Agent, for the benefit of the Secured Parties, the principal sum of U.S. SEVENTY FIVE MILLION DOLLARS (U.S. $75,000,000.00) on presentation and surrender of this Debenture at the offices of the Collateral Agent located at 677 Washington Boulevard, Stamford, Connecticut 06901, or at such other place as the Collateral Agent may designate by notice in writing to the Chargor, and to pay interest thereon from the date hereof at the rate per annum of thirty percent (30%) in like money at the same place, monthly, on the last day of each month; and, if the Chargor should at any time make default in the payment of any principal or interest, to pay interest on the amount in default both before and after demand, default and judgment, with interest on overdue interest at the same rate in lawful money of the United States of America at the same place on the same dates.

The Collateral Agent, on behalf of the Secured Parties, is the Person entitled to receive the principal of, and interest on, this Debenture and all other amounts payable hereunder.

ARTICLE 3
SECURITY

Section 3.1      Grant of Charge.

As security for the due payment and performance of all Obligations, and subject to the provisions of Section 3.4 hereof, the Chargor hereby grants, assigns as security, conveys, mortgages, pledges and charges, as and by way of a first fixed and specific mortgage, charge and pledge, to and in favour of the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest all of its right, title, interest and estate in and to the Specifically Mortgaged Lands, the Oil Sands Leases, all Oil Sands and other hydrocarbons produced from the Specifically Mortgaged Lands, the Products, together with any and all rights, leases, licenses, easements, rights-of-way, profits a-prendre, interests in real property, structures,

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underground facilities, Wells, power, fuel and water supply, storage, waste disposal, roads and other transportation facilities and fixed plant, milling, processing, service and other related infrastructures, buildings, erections, improvements and Fixtures now or hereafter constructed or placed on the Specifically Mortgaged Lands and all accretions, additions and accessions to any of the foregoing, any substitution of any of the foregoing and any and all proceeds of any of the foregoing and including all of the Chargor’s present and after-acquired right, title, estate and interest in and to all proceeds derived from any of the foregoing; provided, however, that for greater certainty, the Charged Property shall not include any patents, copyrights and other intellectual property of the Chargor.

In this Debenture, the mortgages, charges and security interests hereby created and provided for are called the “Charge” and the subject matter of the Charge is called the “Charged Property”.

Section 3.2      Obligations.

The Charge granted by this Debenture secures the payment and performance of the Obligations.

Section 3.3      Attachment.

The Chargor acknowledges that (i) value has been given, (ii) it has rights in the Charged Property or the power to transfer rights in the Charged Property to the Collateral Agent (other than after-acquired Charged Property), (iii) it has not agreed to postpone the time of attachment of the Charge, and (iv) it has received a copy of this Agreement. The Charge is intended to, and shall, attach to the existing Charged Property when the Chargor signs this Debenture, and to any other after-acquired Charged Property subsequently acquired by the Chargor immediately upon the Chargor acquiring any rights in such after-acquired Charged Property.

Section 3.4      Scope of Charge.

The Charge does not extend or apply to the last day of the term of any lease or sublease of real property or any agreement for a lease or sublease of real property, now held or hereafter acquired by the Chargor, but the Chargor will stand possessed of any such last day upon trust to assign and dispose of it as the Collateral Agent may reasonably direct.

Section 3.5      Chargor Remains Liable.

Notwithstanding the provisions of this Debenture: (i) the Chargor shall remain liable to perform all of its duties and obligations in regard to the Charged Property (including, without limitation, all of its duties and obligations arising under any leases (including the Oil Sands Leases), licenses, permits, reservations, contracts, agreements, instruments, contractual rights and governmental orders, authorizations, licenses and permits now or hereafter pertaining thereto) to the same extent as if this Debenture had not been executed; (ii) the exercise by or on behalf of the Secured Parties of any of their rights and remedies under or in regard to this Debenture shall not release the Chargor from such duties and obligations subject to applicable law; and (iii) the Secured Parties (or any of them) shall have no liability for such duties and obligations by reason of the execution and delivery of this Debenture.

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Section 3.6      Protective Disbursements.

If the Chargor fails to perform any of its covenants in this Debenture or otherwise, then the Collateral Agent may, in its absolute discretion, perform any covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, the Collateral Agent may make the payment but is under no obligation to do so. All sums paid or expended by the Collateral Agent are immediately payable by the Chargor, bear interest at the rate set forth in this Debenture and are secured by this Debenture, and have the benefit of the Charge in priority to the indebtedness evidenced by this Debenture. No such performance or payment will relieve the Chargor from any default under this Debenture or the consequences of such default.

Section 3.7      Continuing Security.

This Debenture shall be a continuing obligation, shall cover and secure any ultimate balance of the Obligations owing to the Secured Parties, and shall be operative and binding notwithstanding that at any time or times the Obligations may be zero, or that any payments from time to time may be made to the Secured Parties, or any settlements of account effected, or any other thing whatsoever done, suffered or permitted, or any other action short of complete and irrevocable payment of all the Obligations and any other amounts payable hereunder.

ARTICLE 4
ENFORCEMENT

Section 4.1      Enforcement.

The Charge becomes and is enforceable against the Chargor upon the occurrence and during the continuance of an Event of Default.

Section 4.2      Remedies.

Whenever the Charge is enforceable, the Collateral Agent may, at any time, in its sole discretion, realize upon the Charged Property and the Collateral Agent and the Secured Parties shall have the following rights and remedies:

(a)
the Collateral Agent may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Charged Property and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Charged Property or any part thereof; and the term “Collateral Agent” when used in this Section 4.2 shall include any Receiver so appointed and the agents, officers and employees of such Receiver;

(b)	the Collateral Agent may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of all or any part of the Charged Property;

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(c)	the Collateral Agent may enter into and take possession of the Charged Property and require the Chargor to make the Charged Property available to the Collateral Agent;

(d)	the Collateral Agent may carry on or concur in the carrying on of all or any part of the business of the Chargor relating to the Charged Property;

(e)	the Collateral Agent may enforce any rights of the Chargor in respect of the Charged Property by any manner permitted by applicable law;

(f)
the Collateral Agent may sell, lease or otherwise dispose of all or any part of the Charged Property, either as a whole or in separate parcels, by public auction, public tender, private tender or private sale at such time or times as the Collateral Agent may determine, with or without notice to the Chargor, either for cash or upon credit or any other arrangement providing for deferred payment, upon such terms and conditions as the Collateral Agent may determine and without notice to the Chargor unless required by applicable law, with or without advertisement, and with or without a reserve bid as the Collateral Agent, in its sole discretion, may see fit, and the Collateral Agent may also rescind or vary any contract of sale that may have been entered into and resell with or under any of the powers conferred hereunder and adjourn any such sale from time to time, and may execute and deliver to the purchaser or purchasers of the Charged Property or any part thereof a good and sufficient deed or conveyance or deeds or conveyances for the same, any officer of the Collateral Agent being hereby constituted the irrevocable attorney of the Chargor for the purpose of making such sale and executing such deeds or conveyances, upon the Charge becoming enforceable, and any such sale made as aforesaid shall be a perpetual bar both in applicable law and in equity against the Chargor and all other Persons claiming all or any part of the Charged Property by, from, through or under the Chargor;

(g)
the Collateral Agent may institute proceedings in any court of competent jurisdiction for sale (including, without limitation, sale by way of a deferred payment arrangement) or foreclosure or lease of all or any part of the Charged Property;

(h)	the Collateral Agent may file proofs of claim and other documents to establish its claims in any proceeding relative to the Chargor;

(i)
subject to applicable law, the Collateral Agent may accept the Charged Property in satisfaction or partial satisfaction of the Charge upon notice to the Chargor of its intention to do so in the manner required by applicable law;

(j)	the collection of any proceeds arising in respect of the Charged Property; and

(k)	the Collateral Agent may exercise any other right or remedy permitted by applicable law, statute or equity including, without limitation, all rights and

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remedies of a secured party under the PPSA and any other personal property security legislation in any other jurisdiction where the Charged Property may be located.

Section 4.3     Additional Rights.

In addition to the remedies set forth in Section 4.2 and elsewhere in this Debenture, whenever the Charge is enforceable, the Collateral Agent may:

(a)
require the Chargor, at the Chargor’s expense, to assemble the Charged Property at a place or places designated by notice in writing and the Chargor agrees to so assemble the Charged Property immediately upon receipt of such notice;

(b)
require the Chargor, by notice in writing, to disclose to the Collateral Agent the location or locations of the Charged Property and the Chargor agrees to promptly make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Charged Property and prepare for the disposition of the Charged Property, whether on the premises of the Chargor or otherwise;

(d)
redeem any prior Lien against any Charged Property, procure the transfer of such Lien to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on the Chargor);

(e)
pay any liability secured by any Lien against any Charged Property or discharge any Lien that may exist or be threatened against the Charged Property (the Chargor will promptly upon receipt of written notice reimburse the Collateral Agent for all such payments);

(f)
to facilitate the realization of the Charged Property, enter upon, occupy and use all or any of the premises, buildings and plant comprising the Charged Property and use all or any of the equipment and other personal property of the Chargor for such time as the Collateral Agent requires to facilitate such realization, free of charge (as between the Chargor and the Collateral Agent), and the Secured Parties shall not be liable to the Chargor for any act, omission or neglect in so doing or in respect of any rent, charges, depreciation or damages incurred in connection with such actions;

(g)
borrow for the purpose of carrying on the business of the Chargor or for the maintenance, preservation or protection of the Charged Property and grant a security interest in the Charged Property, whether or not in priority to the Charge, to secure repayment;

(h)
commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Charged Property, and give good and valid

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receipts and discharges in respect of the Charged Property and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Chargor; and

(i)
at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Charged Property offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Charged Property without any further accountability to the Chargor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Collateral Agent, the Collateral Agent may, for the purpose of making payment for all or any part of the Charged Property so purchased, use any claim for Obligations then due and payable to it as a credit against the purchase price.

Section 4.4     Exercise of Remedies.

The remedies under Section 4.2 and Section 4.3 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Collateral Agent and the Secured Parties however arising or created. The Collateral Agent and the Secured Parties are not bound to exercise any right or remedy, and the exercise of rights and remedies is without prejudice to the rights of the Collateral Agent and the Secured Parties in respect of the Obligations including the right to claim for any deficiency.

Section 4.5      Status of the Receiver.

(1)
Subject to all applicable laws, any Receiver appointed by the Collateral Agent is vested with the rights and remedies which could have been exercised by the Collateral Agent in respect of the Chargor or the Charged Property and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments including, without limitation, any or all of the powers of the Collateral Agent or of the officer of the Collateral Agent referred to above. The identity of the Receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Collateral Agent.

(2)
The Receiver shall, for all purposes relating to the Receiver’s acts or defaults and remuneration, be deemed to be the agent of the Chargor and not of the Collateral Agent or any of the Secured Parties, and the Chargor shall be solely responsible for the Receiver’s acts or defaults and remuneration. The Receiver may sell, lease, or otherwise dispose of Charged Property as agent for the Chargor or as agent for the Collateral Agent or the Secured Parties as the Collateral Agent may determine in its discretion. The Chargor agrees to ratify and confirm all actions of the Receiver acting as agent for the Chargor, and to release and indemnify the Receiver in respect of all such actions.

(3)
All amounts from time to time received by the Collateral Agent or the Receiver may (but need not) be applied in the following order: (i) in discharge of all operating expenses and other outgoings affecting the Charged Property; (ii) in keeping in good standing all Liens on the Charged Property having priority over the Charge; (iii) in

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payment of the remuneration and disbursements of the Receiver (if any); (iv) in payment to the Collateral Agent of the amounts payable hereunder; (v) to such reserves against potential claims that the Collateral Agent or the Receiver in good faith believes should be maintained, until such potential claims are settled, and the balance, if any, shall be paid in accordance with the provisions of Section 6.14.

(4)
The Collateral Agent, in appointing or refraining from appointing any Receiver, does not incur liability to the Receiver, the Chargor or otherwise and is not responsible for any misconduct or negligence of such Receiver.

Section 4.6      Appointment of Attorney.

The Chargor irrevocably appoints the Collateral Agent (and each of its officers) as attorney of the Chargor (with full power of substitution) to do, make and execute in the name of and on behalf of the Chargor, upon (and only upon) the Charge becoming enforceable, all such further acts, documents, matters and things which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Debenture for the recovery of all fees, tariffs and other sums of money that may become or are now due or owing to the Chargor in respect of the Charged Property and for the enforcement of all contracts, covenants or conditions binding on any lessee or occupier of the Charged Property or on any Person in respect of it, and this appointment shall take effect if the Charge has become enforceable, subject to all applicable laws. The Collateral Agent or its nominees and transferees are empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Charged Property and to deal with the Charged Property, to the same extent as the Chargor might do. All acts of any such attorney are hereby ratified and approved, and the attorney shall not be liable for any act, failure to act or any other matter or thing in connection therewith, except for its own gross negligence or wilful misconduct.

Section 4.7      Dealing with the Charged Property.

(1)
Neither the Collateral Agent, the Secured Parties, any Receiver nor any agent of any of them (including any civil enforcement agent) shall be: (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Charged Property; (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Charged Property or for the purpose of preserving any rights of any Persons; (iii) responsible for any loss occasioned by any sale or other dealing with the Charged Property or by the retention of or failure to sell or otherwise deal with the Charged Property; or (iv) bound to protect the Charged Property from depreciating in value or becoming worthless.

(2)
The Secured Parties may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Chargor and with other Persons, sureties or securities as they may see fit without prejudice to the Obligations, the liability of the Chargor under the Loan Documents or the rights of the Secured Parties in respect of the Charged Property.

(3)	The Secured Parties shall not be obliged to exhaust their recourse against the Chargor or any other Person or against any other security they may hold in respect

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of the Obligations before realizing upon or otherwise dealing with the Charged Property in such manner as the Collateral Agent may consider desirable.

Section 4.8      Standards of Sale.

Without prejudice to the ability of the Collateral Agent to dispose of the Charged Property in any manner which is commercially reasonable, the Chargor acknowledges that, in connection with any enforcement of the Charge provided for herein:

(a)	the Charged Property may be disposed of in whole or in part;

(b)	the Charged Property may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Charged Property may be the Collateral Agent, a Secured Party or a customer of any such Person;

(d)
any sale conducted by the Collateral Agent will be at such time and place, on such notice, in accordance with such procedures and on such terms and conditions as the Collateral Agent, in its sole discretion, may deem advantageous;

(e)
the Charged Property may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Charged Property) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official; and

(f)	the Collateral Agent may establish an upset or reserve bid or price in respect of the Charged Property.

Section 4.9      Dealings by Third Parties.

(1)
No Person dealing with the Collateral Agent, any of the Secured Parties or an agent or a Receiver is required to determine: (i) whether the Charge has become enforceable; (ii) whether the powers which such Person is purporting to exercise have become exercisable; (iii) whether any money remains due to the Secured Parties by the Chargor; (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease shall be made; (v) the propriety or regularity of any sale or any other dealing by the Collateral Agent or any Secured Party with the Charged Property; or (vi) how any money paid to the Collateral Agent or the Secured Parties has been applied.

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(2)
Any bona fide purchaser of all or any part of the Charged Property from the Collateral Agent or any Receiver or agent will hold the Charged Property absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Chargor, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser and all rights of redemption, stay or appraisal which the Chargor has or may have under any rule of law now existing or hereafter adopted.

Section 4.10      No Right of Set-Off.

The principal, interest and other Obligations secured by this Debenture shall be paid when due by the Chargor without regard to any equities existing between the Chargor and any other Person including, without limitation, the Collateral Agent or any Secured Party and without regard to any right of set-off or cross-claim or of any other claim or demand of the Chargor against the Collateral Agent or any Secured Party.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1     Representations, Warranties and Covenants relating to Charged Property.

The Chargor represents and warrants and covenants and agrees, acknowledging and confirming that the Collateral Agent and each Secured Party is relying on such representations, warranties, covenants and agreements, that:

(a)	Restriction on Disposition. The Chargor will not sell, assign, convey, exchange, lease, release or abandon, or otherwise dispose of, any Charged Property except as permitted in the Credit Agreement;

(b)	Negative Pledge. The Chargor will not create or suffer to exist, any Lien on the Charged Property, except as permitted by the Credit Agreement; and

(c)
Perfection and Protection of Charge. The Chargor will perform all acts, execute and deliver all agreements, documents and instruments and take such other steps as are requested by the Collateral Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Charge including: (i) executing, recording and filing of financing or other statements, and paying all applicable taxes, fees and other charges payable, delivering acknowledgements, confirmations and subordinations that may be necessary to ensure that the Security Documents constitute a valid and perfected first ranking Lien (subject only to Permitted Liens), and (ii) delivering opinions of counsel in respect of matters contemplated by this paragraph. The documents and opinions contemplated by this paragraph must be in form and substance satisfactory to the Collateral Agent.

Section 5.2      General Representations, Warranties and Covenants.

The Chargor represents and warrants and covenants and agrees, acknowledging and confirming that the Collateral Agent and each Secured Party is relying on such representations, warranties, covenants and agreements, that:

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(a)
Defend Charged Property. The Chargor will defend the Charged Property from all adverse claims where the failure to do so could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect;

(b)	Periodic Reports. The Chargor will provide to the Collateral Agent any reserve reports and other information pertaining to the Charged Property that it is required by applicable law to disclose; and

(c)
Quiet Possession. Upon the occurrence of an Event of Default the Collateral Agent and the Secured Parties shall be entitled to quiet possession of the Charged Property free from all Liens except for the Permitted Liens subject to bankruptcy and insolvency laws and other similar laws of general application affecting the enforcement of creditors; to the discretion of the courts in granting equitable remedies, and to general principles of law and equity.

Section 5.3      Supplemental Debentures.

At any time and from time to time, at the request of the Collateral Agent, the Chargor shall execute supplemental debentures hereto for any purpose, including without limitation, to more particularly describe the Charged Property or to correct or amplify the description of the Charged Property, to better assure, convey and confirm unto the Collateral Agent or any Secured Party any Charged Property or to update any Schedule herein. Upon the execution of any supplemental debenture under this Section 5.3 or any other modification agreed to by the Collateral Agent, this Debenture shall be modified in accordance therewith, and each supplemental debenture or modification shall form a part of this Debenture for all purposes and the Chargor shall be bound thereby.

Section 5.4      Expropriation

Should any interest in or any part of the Charged Property be taken by the exercise of the right of eminent domain or taken, purchased or expropriated by any Governmental Authority or taken by a power reserved in any grant, the Collateral Agent may release the Charged Property so taken or purchased and shall be fully protected in so doing upon being furnished with an opinion of its counsel to the effect that such Charged Property has been taken by exercise of the right of eminent domain or purchased or expropriated by any Governmental Authority or a power reserved in any grant. The proceeds of all Charged Property so taken, purchased or expropriated shall be paid over to the Collateral and be applied as set forth in Section 6.14.

ARTICLE 6
GENERAL

Section 6.1      Credit Agreement Governs.

Notwithstanding anything to the contrary contained herein, this Debenture is issued subject always to the covenants, conditions, limitations and other provisions contained in the Credit Agreement. In the event of any conflict, discrepancy, difference or ambiguity in or between any of the provisions of this Debenture and any of the provisions of the Credit

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Agreement including, without limitation, in the amount payable thereunder, the principal sum for which this Debenture is expressed to be security or the interest payable thereunder and the interest rate on such principal sum, the provisions of the Credit Agreement shall prevail. Notwithstanding the principal sum stated to be payable pursuant to Section 2.1 of this Debenture, neither the Collateral Agent, the Lenders nor any subsequent holder of this Debenture may, at any time, claim any amount of obligations secured by this Debenture which are in excess of the aggregate amount of the Obligations (not including the principal amount expressed to be payable pursuant to Section 2.1 of this Debenture and the interest expressed to be payable on such principal sum pursuant to Section 2.1) outstanding at that time. Payment to the Collateral Agent or the Lenders of interest for any period in respect of the Obligations at the interest rates set forth in the Credit Agreement shall be deemed to be payment in full satisfaction of any interest payment for the same period under this Debenture.

Section 6.2      Partial Release.

No postponement or partial release or discharge of the Charge in respect of all or any part of the Charged Property for any reason whatsoever shall in any way operate or be construed so as to release and discharge the Charge in respect of the Charged Property except as therein specifically provided, or so as to release or discharge the Chargor from its liability to the Collateral Agent and the Secured Parties to fully pay and satisfy the Obligations.

Section 6.3      Notices.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Debenture must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to the Chargor at:

Ivanhoe Energy Inc.
Suite 654-999 Canada Place
Vancouver, British Columbia
V6C 3E1
Attention: Corporate Secretary
Telecopier: (604) 682-2060

Fixed Charge Debenture

with copy to:

Suite 2100, 101-6th Avenue SW
Calgary, Alberta
T2P 3P4
Attention: Greg Phaneuf
Telecopier: (403) 261-2698

to the Collateral Agent at:
UBS AG Canada Branch
677 Washington Boulevard
Stamford, Connecticut
06901

Attention: BPS Agency
Telecopier: (203) 719-4176

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 6.4      Discharge.

The Charge will be forthwith discharged following the written request of the Chargor upon, but only upon, full and indefeasible payment and performance of the Obligations and the Secured Parties having no further obligations to the Chargor under the Loan Documents. Upon discharge of the Charge and at the request and expense of the Chargor, the Collateral Agent will execute and deliver to the Chargor such financing statements and other documents or instruments as the Chargor may reasonably require and the Collateral Agent will redeliver to the Chargor against receipt and without recourse to or warranty by the Collateral Agent, or as the Chargor may otherwise direct the Collateral Agent, any Charged Property in its possession which shall not have been sold or otherwise applied pursuant to the terms hereof.

Section 6.5      No Merger.

This Debenture shall not operate by way of merger of any of the Obligations and no judgment recovered by the Collateral Agent or any of the Secured Parties shall operate by way of merger of, or in any way affect, the Charge, which is in addition to, and not in

Fixed Charge Debenture

substitution for, any other security held by the Collateral Agent and the Secured Parties in respect of the Obligations. The representations, warranties and covenants of the Chargor in this Debenture survive the execution and delivery of this Debenture and any advances under the Credit Agreement. Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Parties these covenants, representations and warranties continue in full force and effect.

Section 6.6      Further Assurances.

The Chargor will do all acts and things and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that the Collateral Agent may require and take all further steps relating to the Charged Property or any other property or assets of the Chargor that the Collateral Agent may reasonably require for:  (i) protecting the Charged Property; (ii) perfecting, preserving or protecting the Charge; and (iii) exercising all powers, authorities and discretions hereby conferred upon the Collateral Agent. After the Charge becomes enforceable, the Chargor will do all acts and things and execute and deliver all documents and instruments as the Collateral Agent may require for facilitating the sale or other disposition of the Charged Property in connection with its realization.

Section 6.7      Supplemental Security.

This Debenture is in addition and without prejudice to and supplemental to all other security now held or which may hereafter be held by the Collateral Agent or the Secured Parties. Each of the mortgages, charges, and security interests in this Debenture is a separate collateral security given in addition to and independent of the other.

Section 6.8      Successors and Assigns.

(1)
This Debenture creates a continuing Charge in the Charged Property and shall (i) be binding on the Chargor and its successors and assigns, and (ii) enure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, permitted transferees and permitted assigns. No other Person (including any other creditor of the Chargor) shall have any interest herein or any right or benefit with respect hereto.

(2)
Without limiting the generality of this Section 6.8, the Collateral Agent and any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Debenture to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Collateral Agent or such Secured Party, herein or otherwise, subject however to the provisions of the Credit Agreement.

(3)
The Chargor may not assign, transfer or delegate any of its rights or obligations under this Debenture without the prior written consent of the Collateral Agent which may be unreasonably withheld except pursuant to transactions permitted under the Credit Agreement.

Fixed Charge Debenture

(4)
The Chargor agrees that its obligations hereunder and the Charge shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Parties upon the bankruptcy or reorganization of the Chargor or otherwise.

Section 6.9      Amalgamation.

The Chargor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Charge (i) subject to Section 3.4, extends to: (A) all of the Property of the type and description set forth in Section 3.1 that any of the amalgamating corporations then owns, and (B) all of the Property of the type and description set forth in Section 3.1 in which any of the amalgamating corporations then has any interest; and (ii) secures the payment and performance of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by each of the amalgamating corporations and the amalgamated corporation to the Secured Parties in any currency, however or wherever incurred, and whether incurred alone or jointly with another or others and whether as principal, guarantor or surety and whether incurred prior to, at the time of or subsequent to the amalgamation. The Charge attaches to the additional collateral at the time of amalgamation. Upon any such amalgamation, the defined term “Chargor” includes, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Charged Property” means all of the Property and undertaking and interests described in (i) above, and the defined term “Obligations” means the obligations described in (ii) above.

Section 6.10      Dollars or “$”.

A reference herein to “$”, “U.S $” or the word “dollar” or “Dollars”, without more, shall be a reference to lawful money of the United States of America.

Section 6.11      Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Debenture to be illegal, invalid or unenforceable, that provision will be severed from this Debenture and the remaining provisions will remain in full force and effect.

Section 6.12      Amendment.

This Debenture may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent and the Chargor and subject to any consent of the Secured Parties required in accordance with the Credit Agreement.

Section 6.13      Waivers, etc.

(1)
No consent or waiver by the Collateral Agent or the Secured Parties in respect of this Debenture is binding unless made in writing and signed by an authorized officer of the Collateral Agent (subject to any consent of the Secured Parties required in accordance with the Credit Agreement). Any consent or waiver given under this

Fixed Charge Debenture

Debenture is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Debenture constitutes a waiver of any other provision.

(2)
A failure or delay on the part of the Collateral Agent or the Secured Parties in exercising a right under this Debenture does not operate as a waiver of, or impair, any right of the Collateral Agent or the Secured Parties however arising. A single or partial exercise of a right on the part of the Collateral Agent or the Secured Parties does not preclude any other or further exercise of that right or the exercise of any other right by the Collateral Agent or the Secured Parties.

Section 6.14      Application of Proceeds of Security.

All monies collected by the Collateral Agent upon the enforcement of the Collateral Agent’s or the Secured Parties’ rights and remedies under the Loan Documents and the Liens created by them including any sale or other disposition of the Charged Property, together with all other monies received by the Collateral Agent and the Secured Parties under the Loan Documents, will be applied as provided in the Credit Agreement.

Section 6.15      Governing Law.

(1)	This Debenture shall be governed by and construed in accordance with the laws of Alberta and the laws of Canada applicable therein.

(2)
The Chargor irrevocably attorns and submits to the non-exclusive jurisdiction of any court of competent jurisdiction of the Province of Alberta sitting in Calgary, Alberta in any action or proceeding arising out of or relating to this Debenture. The Chargor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum. Nothing in this Section limits the right of the Collateral Agent to bring proceedings against the Chargor in the courts of any other jurisdiction.

Section 6.16      Time of the Essence.

Time shall be of the essence of this Debenture.

Section 6.17      Charging Clause.

For better securing to the Collateral Agent the repayment in the manner set out above of the principal sum set forth herein together with all other Obligations, the Chargor hereby mortgages to the Collateral Agent and its successors and permitted assigns, for the benefit of the Secured Parties and their respective successors and permitted assigns, all of its estate and interest in the Charged Property.

Fixed Charge Debenture

Section 6.18      Waiver of Financing Statement, Etc.

The Chargor hereby waives, to the extent permitted by applicable law, the right to receive from the Collateral Agent or the Secured Parties a copy of any financing statement, financing change statement or other statement or document filed or registered at any time in respect of this Debenture or any verification statement or other statement or document issued by any registry that confirms or evidences registration of or relates to this Debenture.

Section 6.19      Costs and Expenses.

(1)
The Chargor shall pay all expenses incurred by the Collateral Agent or any Secured Party (including the fees, charges and disbursements of counsel plus, if necessary, one local counsel per jurisdiction for the Collateral Agent or any Secured Party), in connection with the enforcement or protection of its rights (i) in connection with this Debenture and the other Loan Documents, (ii) in connection with the Loan Documents, any Lien created thereunder or the Charged Property, including all reasonable legal fees, court costs, Receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Charged Property, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the interest of the Collateral Agent, the Secured Parties (or any one of them) interest in any Charged Property, whether or not directly relating to the enforcement of this Debenture and the other Loan Documents, or (iii) in connection with the loans made under the Credit Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such loans and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(2)
The Chargor shall indemnify the Collateral Agent (and each sub-agent) and each Secured Party and the respective directors, officers, employees, agents, partners, shareholders and representatives of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of any action, investigation, suit or proceeding (whether commenced or threatened) relating to or arising out of (i) the execution or delivery of this Debenture, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any loan under the Credit Agreement or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor or any other Secured Party, and regardless of whether any Indemnitee is a party thereto.

Fixed Charge Debenture

(3)	All amounts due under this Section 6.19 shall be payable not later than 3 Business Days after demand therefor.

[Remainder of page left intentionally blank.]

Fixed Charge Debenture

IN WITNESS WHEREOF the Chargor has executed and delivered this Debenture as of the date first above written.

IVANHOE ENERGY INC.

By:
Authorized Signing Officer

By:
Authorized Signing Officer

Fixed Charge Debenture

SCHEDULE “A”
CHARGED PROPERTY

The Charged Property referred to in Section 3.1(a) to the Debenture to which this Schedule “A” forms a part consist of all of the present and after-acquired right, title, interest and estate of the Chargor in and to:

(1)
all Crude Bitumen, petroleum, natural gas, oil and related hydrocarbons or minerals in place or in storage within, upon or under the Specifically Mortgaged Lands (the interest of the Chargor therein being represented to be not less than that set forth in Exhibit “1” to this Schedule “A”);

(2)
all rights, licenses, agreements, leases, permits, servitudes, privileges, easements, rights of way, rights of entry, rights of ingress and egress, and other surface rights, governmental or administrative authorizations, licenses, permits and consents and other rights now owned or hereafter acquired by the Chargor under which the Chargor derives, holds or maintains the right to enter upon, occupy and use the Specifically Mortgaged Lands (and any other lands used in connection with operations relating to such lands) including, without limitation, the right to drill for produce, store, gather, treat, process, ship, or transport hydrocarbons and associated waste products now or hereafter produced or allocated to the Specifically Mortgaged Lands;

(3)
all leases, licenses, permits, reservations, agreements, authorizations and other instruments (including, without limitation, such as may be described in Exhibit “1” attached hereto) under which the Chargor derives, holds or maintains rights in and to the Specifically Mortgaged Lands or any Products, including agreements respecting the right to drill for, produce, store, gather, treat, process, ship, or transport hydrocarbons and associated waste products now or hereafter produced or allocated to the Specifically Mortgaged Lands, and all rights, benefits, privileges and advantages of the Chargor thereunder or derived therefrom;

(4)
all the estate or interest of the Chargor in and to any of the foregoing hydrocarbons or minerals, rights, licenses, permits and lands including, without limitation, all interests and rights known as a working interest, royalty interest, overriding royalty interest, gross overriding royalty interest, production payments, profits interest, net profits interest, revenue interest, net revenue interest and other interests in and to all such lands (including all stratigraphic formations from surface to basement) and leases and fractional or undivided interests in any of the foregoing; and

(5)
all buildings, structures, improvements, expansions, erections, works, and Fixtures now or hereafter brought, built, erected, constructed, placed or otherwise situate on the Specifically Mortgaged Lands, and in particular, but without limitation, the rights and interests of the Chargor referred to in Exhibit “1” to this Schedule A.

Fixed Charge Debenture
A-1

EXHIBIT “1” of SCHEDULE “A” to the DEBENTURE
GRANTED BY IVANHOE ENERGY INC.

  Oil Sands Leases

Legal Description	Agreement Number	Commencement Date	Ownership Interest
4-09-090 22E,L3, L6, L11, L14; 23-28; 33-36	0747401100010	2001/10/04	100%
4-09-090 9	0747405110606	2005/11/17	100%

Fixed Charge Debenture
A-2

EXHIBIT K

[Form of]
TERM NOTE

$_______________	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, IVANHOE ENERGY INC., a corporation existing under the laws of Yukon, Canada (“Borrower”), hereby promises to pay to the order of UBS AG, STAMFORD BRANCH (the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of ____________ DOLLARS ($____________), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement.  Borrower further agrees to pay interest in like money at such office specified in Section 2.13 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.05 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.07 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ivanhoe Energy Inc., a corporation existing under the laws of Yukon, Canada (“Borrower”), the Subsidiary Guarantors, the Lenders, UBS SECURITIES LLC, as Lead Arranger, Documentation Agent and Syndication Agent, UBS AG, STAMFORD BRANCH, as Administrative Agent for the Lenders and UBS AG CANADA BRANCH, as Collateral Agent for the Secured Parties, and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

IVANHOE ENERGY INC.,
as Borrower

By:
Name:
Title:

EXHIBIT L

[Intentionally Omitted]

L-1

EXHIBIT M

[Form of]
SOLVENCY CERTIFICATE

I, the undersigned, [financial officer] of IVANHOE ENERGY INC., a corporation existing under the laws of Yukon and having its head office in Vancouver, in the Province of British Columbia, Canada (“Borrower”), DO HEREBY CERTIFY on behalf of Borrower that:

1.           This Certificate is furnished pursuant to Section 4.01(g) of the Credit and Guaranty Agreement dated as of March [__], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), documentation agent (in such capacity, “Documentation Agent”) and syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and UBS AG CANADA BRANCH, as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

2.           Immediately following the consummation of those Transactions which occur on the Closing Date, and immediately following the making of each Term Loan and after giving effect to the application of the proceeds of each Term Loan on the date hereof, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

[Signature Page Follows]

M-1

IN WITNESS WHEREOF, I have hereunto set my hand this [  ]th day of [                  ].

IVANHOE ENERGY INC.

By:
Name:
	Title:	[Financial Officer]

 M-2